The share exchange described in this notice involves the securities of a foreign company. The share exchange is subject to disclosure requirements of a foreign country that are different from those of the United States. The financial information included in this document was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

Convocation Notice of the 65th Ordinary General Shareholders’ Meeting	TTK Co., Ltd. Sec. Code 1935

June 28, 2018 (Thursday)	Contents
10 a.m.	Convocation Notice of the 65th Ordinary General Shareholders’ Meeting	1

Hotel Metropolitan Sendai, 3F “Akebono” room 1-1-1 Chuo, Aoba-ku, Sendai-shi, Miyagi Prefecture	(Accompanying Documents) Business Report Financial Statements Audit Report Reference Materials for GSM	3 22 47 53
Matters for Resolution

Proposal No. 1	Dividends of Surplus
Proposal No. 2	Approval of Share Exchange Agreement Between TTK and MIRAIT Holdings Corporation

(Sec. Code 1935)
June 7, 2018

To Our Shareholders:

TTK Co., Ltd.
2-23, Shintera 1-chome, Wakabayashi-ku, Sendai-shi

Convocation Notice of the 65th Ordinary General Shareholders’ Meeting

Thank you all very much for your continued support.
You are cordially invited to attend the 65th Ordinary General Shareholders’ Meeting of TTK, which will be held as indicated below.
If you are unable to attend the meeting, you may exercise your voting rights by mailing the enclosed “Voting Rights Exercise Form” or by the Internet or other electronic means.  After reviewing the following Reference Materials for the General Shareholders’ Meeting, please exercise your voting rights by 5:30 p.m. on Wednesday, June 27, 2018.

Yours sincerely,
Mikio Doi
President and Representative Director

Details

1. Date and time:	June 28, 2018 (Thursday) at 10 a.m.
2. Place:	Hotel Metropolitan Sendai, 3F “Akebono” room 1-1-1 Chuo, Aoba-ku, Sendai-shi (Please refer to the “General Shareholders’ Meeting Hall Guide Map” at the end)

3. Purposes:
Matters to be reported:
1.
Details of the Business Report and details of the Consolidated Financial Statements for the 65th Term (from April 1, 2017 to March 31, 2018), and a report on the results of Audits of the Consolidated Financial Statements by the Accounting Auditor and the Board of Corporate Auditors

	2.	Report on Non-Consolidated Financial Statements for the 65th Term (from April 1, 2017 to March 31, 2018)

Matters for resolution:
Proposal No. 1:          Dividends of Surplus
Proposal No. 2:          Approval of Share Exchange Agreement Between TTK and MIRAIT Holdings Corporation

*At this General Shareholders’ Meeting, important items for shareholders are submitted.  Please refer to the Reference Material (Proposal No. 2) below.

(Sec. Code 1935)
June 7, 2018

Instructions Regarding the Exercise of Voting Rights etc.
You may exercise your voting rights using any of the following methods.

If attending the General Shareholders’ Meeting
Date, time, and place of the General Shareholders Meeting	June 28, 2018 (Thursday) at 10 a.m. Hotel Metropolitan Sendai, 3F “Akebono” room 1-1-1 Chuo, Aoba-ku, Sendai-shi (Please refer to the “General Shareholders’ Meeting Hall Guide Map” at the end)

If attending the meeting, please bring the enclosed Voting Rights Exercise Form with you and submit it at the reception desk.
Please also bring this Convocation Notice of the 65th Ordinary General Shareholders’ Meeting.

If exercising your voting rights by mail
Voting Deadline	Must arrive by 5:30 p.m. on June 27, 2018 (Wednesday)

Please indicate on the enclosed Voting Rights Exercise Form your approval or disapproval for each proposal, and return the form by mail by the voting deadline.  If neither approval nor disapproval of a proposal is indicated on the Voting Rights Exercise Form, it will be treated as an indication of approval.

If exercising your voting rights by the Internet
Voting Deadline	Must arrive by 5:30 p.m. on June 27, 2018 (Wednesday)

Voting rights may be exercised via the Internet using the following website for the exercise of voting rights.
<Website for the exercise of voting rights>
https://soukai.mizuho-tb.co.jp/
Using the voting rights exercise code and password printed on the enclosed Voting Rights Exercise Form, please indicate your approval or disapproval for each proposal as instructed on the screen.
If you have any questions regarding the exercise of voting rights via the Internet, please contact us using the dedicated toll-free number shown below.
Mizuho Trust & Banking, Stock Transfer Agency Department
0120-768-524 (service hours 9 a.m. to 9 p.m. weekday)
*Any expenses incurred in the exercise of voting rights via the Internet (e.g. Internet connection charges, telephone charges, packet communications charges) will be borne by the shareholders.
For Institutional Investors:
The “Electronic Voting Platform” operated by ICJ, Inc. may be used to exercise your voting rights at TTK’s General Shareholders’ Meeting.

•
In accordance with the provisions of laws and regulations and the Articles of Incorporation of the TTK, with respect to the documents to be attached to this Notice of Convocation, the “Provisions in MIRAIT HD’s articles of incorporation” and the “Content of financial statements pertaining to MIRAIT HD’s most recent business year” referred to in the Reference Material are posted at TTK’s website (http://www.datalinks.co.jp/), and are not included in this Notice of Convocation.

•
Any revisions to the Reference Materials for the General Shareholders’ Meeting or to the Business Report, the Consolidated Financial Statements, or the Non-Consolidated Financial Statements are posted online at TTK’s website (https://www.ttk-g.co.jp/)

•
If a shareholder exercises voting rights using the Voting Rights Exercise Form as well as by voting on the Internet etc., the vote via the Internet will be treated as the valid exercise of voting rights regardless of the time of entry.  Further, if multiple online votes are received from a shareholder, the most recent vote will be treated as the valid exercise of voting rights.

End

1.	Matters Relating to the Corporate Group

(1)	Business Developments and Results

During the consolidated fiscal year under review, the employment and income environments in the Japanese economy continued to improve, and a moderate recovery is expected as a result of effects from various government measures.

In the telecommunications sector, telecommunications foundations have been established in all areas, and demand is expected to be created as a result of the expansion of optical collaboration models. In the mobile communications sector, the spread of smartphones and tablets is pushing the expansion of services areas for LTE, Wi-Fi, and other services and the development of communications networks that can support increased traffic.

In the public and private sectors, ICT investment by local governments and other bodies for full-scale recovery from the Great East Japan Earthquake, strengthening national resilience, and regional revitalization as well as social infrastructure investment for disaster prevention and mitigation and in relation to the Tokyo Olympic and Paralympic Games to be held in 2020 are expected to increase.

Under this business environment, the Group adopted the Fifth Medium-Term Management Plan (FY 2017 – FY 2019) with the slogan “Taking on the Challenges of New Core Businesses and Advancing by Combining the Total Capabilities of the TTK Group.” The objectives are to develop new business fields while building strong foundations for the next and subsequent fiscal terms and working towards stable growth.

As a result, during the consolidated fiscal year under review, the Company’s net sales were 32,479 million yen (down 780 million yen from the previous consolidated fiscal year), ordinary income was 1,519 million yen (up 43 million yen year-on-year), and net income attributable to the owners of the parent company was 935 million yen (up 155 million yen year-on-year).

The balance of orders, sales volume, and the balance carried forward are as indicated below.

Unit: Million Yen
Category	① Balance carried over from the previous term	② Orders received in the current term	③＝①＋② Total balance of orders	④ Sales volume	⑤＝③－④ Balance carried forward to next term
Telecommunications construction business	6,009	35,754	41,763	32,479	9,283

(2)	Status of Capital Investment and Capital Procurement

During the consolidated fiscal year under review, the Group made 1,250 million yen in capital investment. Most of the investment was for replacement and acquisition of aerial work vehicles.

The Group did not engage in any noteworthy capital procurement.

(3)	Issues to Be Addressed

Based on the business environment discussed in (1) Business Developments and Results above, the TTK Group established the Fifth Medium-Term Management Plan (FY 2017 – FY 2019), a summary of which is provided below.

Slogan of the Fifth Medium-Term Management Plan
Taking on the Challenges of New Core Businesses and Advancing by Combining the Total Capabilities of the TTK Group

Under the Fifth Medium-Term Management Plan, the above slogan was adopted with the aim of expanding new business fields and taking measures for further stable growth.

Basic Strategy
The TTK Group will maximize sales revenues and profits by increasing productivity and raising operational efficiency even further in existing businesses. It will also utilize its strong business foundations throughout the Tohoku region and further utilize the technologies and expertise that it has accumulated in communications construction to expand its business fields, with the following three businesses, which are new core businesses, as a growth strategy.

(1)	Expansion of optical collaboration-related business;

(2)	Expansion of orders for environmental and civil engineering construction; and

(3)	Expansion of orders for electrical construction.

Priority Issues

New Core Business Fields

•	Undertake bold sales development in the social infrastructure business and expand sales throughout the Tohoku region

•	Provide solutions to TTK Kizuna Optical customers and enhance account systems

•	Develop human resources and secure engineers to support expansion of new core businesses and growth strategies

Existing Business Fields

•	Fully establish safety measures and ensure quality in new business fields

•	Provide integrated responses from communications equipment construction to maintenance and further increase sales through facility improvement proposals

•	Enhance the mobile structures of prefectural subsidiaries and expand NCC construction sales

•	Continue contributing to Earthquake Disaster Urban Redevelopment Projects

We will continue to contribute to urban redevelopment projects in disaster areas in accordance with the Fifth Medium-Term Management Plan and will work to enhance the technological capabilities of the TTK Group and strengthen order acquisition and implementation systems in order to strengthen the social infrastructure business, optical collaboration business, and various alliance businesses with a focus on the Tohoku area. In addition, we will also further enhance productivity and increase operational efficiency to continuously raise corporate value and strive to increase the shared benefit of all stakeholders.

Reinforcing corporate governance and conducting compliance management remain crucial issues, and the creation and operation of internal control systems are essential for sound and stable corporate management. Accordingly, we will strengthen measures in accordance with the TTK Corporate Governance Basic Policy and the Internal Control System Development Basic Policy.

We request the continued support and encouragement of our shareholders.

(4)	Changes in Assets and Profit/Loss

Category	62nd Term April 2014 – March 2015	63rd Term April 2015 – March 2016	64th Term April 2016 – March 2017	65th Term (Consolidated Fiscal Year Under Review) April 2017 – March 2018
Total orders received (million yen)	40,629	39,793	39,269	41,763
Net sales (million yen)	35,500	34,416	33,260	32,479
Recurring income (million yen)	1,223	1,277	1,475	1,519
Net income attributable to the owners of the parent company (million yen)	639	695	779	935
Net income per share (yen)	32.01	34.84	39.06	46.88
Net assets (million yen)	17,642	18,032	18,281	19,001
Total asset (million yen)	26,314	27,274	27,242	28,958

(5)	Status of Major Subsidiaries

Company Name	Capital	Equity Holdings of the Company	Main Business
Tobu Denwa Koji Co., Ltd.	30 million yen	88.7%	Telecommunications construction business
Hokubu Densetsu Co., Ltd.	20 million yen	83.9%	Telecommunications construction business
Morioka Denwa Koji Co., Ltd.	30 million yen	100%	Telecommunications construction business
Hakko Tsushin Kensetsu Co., Ltd.	30 million yen	100%	Telecommunications construction business
Senshu Tsushin Kensetsu Co., Ltd.	30 million yen	100%	Telecommunications construction business
Yamagata Tsushin Koji Co., Ltd.	30 million yen	100%	Telecommunications construction business
Fuksushima Denwa Koji Co., Ltd.	30 million yen	100%	Telecommunications construction business
TTK Techno Co., Ltd.	50 million yen	100%	Telecommunications construction business

(6)	Main Business Activities

The Group’s main business activities are design, implementation, maintenance, and consulting relating to telecommunications facilities. The Group also conducts environmental improvement business such as solar photovoltaic systems, and snow (wind, sand) protection fences.

(7)	Main Offices

(i)	TTK

Name	Location	Name	Location
Head Office	Sendai City	Akita Branch	Akita City
Nakakura Building	Sendai City	Yamagata Branch	Yamagata City
Miyagi Branch	Sendai City	Fukushima Branch	Fukushima City
Iwate Branch	Yahaba-cho, Iwate Prefecture	Tokyo Branch	Chiyoda-ku, Tokyo
Aomori Branch	Aomori City	―	―

(ii)	Subsidiaries

Name	Location	Name	Location
Tobu Denwa Koji Co., Ltd.	Sendai City	Senshu Tsushin Kensetsu Co., Ltd.	Akita City
Hokubu Densetsu Co., Ltd.	Sendai City	Yamagata Tsushin Koji Co., Ltd.	Yamagata City
Morioka Denwa Koji Co., Ltd.	Yahaba-cho, Iwate Prefecture	Fukushima Denwa Koji Co., Ltd.	Fukushima City
Hakko Tsushin Kensetsu Co., Ltd.	Aomori City	TTK Techno Co., Ltd.	Sendai City

(8)	Employees

No. of Employees	Change from End of Previous Term	Average Age	Average Length of Employment
1,007	Increase of 77	44.3 years	15.8 years
Notes
1.	The number of employees indicates the number of full-time employees.
2.	Temporary employees and personnel seconded outside the Group are excluded.

(9)	Main Lenders

No applicable information.

(10)	Other Material Matters Relating to the Current Status of the Corporate Group

No applicable information.

2.	Matters Relating to the Company’s Shares

(1)	Number of authorized shares: 66,428,000

(2)	Total number of shares issued: 19,957,373 (excluding 1,268,698 treasury shares)

(3)	Total number of shareholders: 3,305

(4)	Main shareholders (top 10)

Shareholder name	Number of Shares Owned (thousands)	Ownership Ratio (%)
Dai-ichi Life Insurance Company, Limited	1,042	5.22
ASM Connaught House Fund LP	1,035	5.18
Nippon Life Insurance Company	1,019	5.10
The 77 Bank, Ltd.	989	4.95
TTK Employees Shareholding Association	814	4.07
Aichi Corporation	514	2.57
Mizuho Bank, Ltd.	477	2.39
Broadpeak, Inc.	386	1.93
Mizuho Trust & Banking Co., Ltd.	323	1.61
Rikizo Kato	307	1.53
Notes
1.	The Company holds 1,268,698 treasury shares but is excluded from the listing of main shareholders above.
2.	Ownership ratios are calculated excluding treasury shares.

(5)	Other Material Matters Relating to Shares

No applicable information.

3.	Matters Relating to Corporate Officers

(1)	Names and Other Information Regarding Directors and Audit and Supervisory Board Members

Status	Name	Area of Responsibility and Main Concurrent Position
Representative Director and President	Mikio Doi	Outside director of Shizai Linkcom Corporation
Senior Managing Director	Takashi Sudo	General manager of Corporate Planning Division
Director	Katsumi Sato	General manager of Mobile Business Division
Director	Ryuji Takeuchi	General manager of NTT Business Division and Manager of Recovery Promotion Office
Director	Masahiro Natori	General manager of Accounting Division
Director	Kazuya Yakuwa	General manager of Personnel Division
Director	Yuji Watanabe	General manager of General Affairs Division and Manager of Compliance Office
Director	Masayuki Kato	General manager of Community Division and manager of Tokyo Branch
Director	Nobuhiro Chiba	Standing director of Seiwa Gakuen
Director	Yasuko Maruo	Professor, Tohoku Institute of Technology
Full-time Audit and Supervisory Board member	Keiitsu Chiba
Audit and Supervisory Board member	Kentaro Izaki	Attorney
Audit and Supervisory Board member	Tadasu Sato
 Notes
1.	Directors Masayuki Kato and Yasuko Maruo were elected at the 64th Ordinary General Shareholders’ Meeting held on June 29, 2017.
2.
Kazumi Shibasaki resigned as an Audit and Supervisory Board member effective as of the conclusion of the 64th Ordinary General Shareholders’ Meeting held on June 29, 2017. Also, Tadasu Sato resigned as a director and was elected as an Audit and Supervisory Board member effective as of the conclusion of that Ordinary General Shareholders’ Meeting.

3.	Directors Nobuhiro Chiba and Yasuko Maruo are outside directors as specified in Article 2, Item (15) of the Companies Act.

4.
Director Nobuhiro Chiba has extensive experience in financial institutions and possesses considerable knowledge relating to finance and accounting. Mr. Chiba also serves as a standing director of Seiwa Gakuen. Seiwa Gakuen does not have any capital or transactional relationship with the Company. The Company has designated Mr. Chiba as an independent officer pursuant to the rules of the Tokyo Stock Exchange and has filed notice of such designation with the Tokyo Stock Exchange.

5.
Director Yasuko Maruo has conducted research activities relating to environmental sciences for many years and possesses considerable knowledge in that field. Ms. Maruo also serves as a professor of Tohoku Institute of Technology. Tohoku Institute of Technology does not have any capital or transactional relationship with the Company. The Company has designated Ms. Maruo as an independent officer pursuant to the rules of the Tokyo Stock Exchange and has filed notice of such designation with the Tokyo Stock Exchange.

6.	Audit and Supervisory Board members Keiitsu Chiba and Kentaro Izaki are outside Audit and Supervisory Board members as specified in Article 2, Item (16) of the Companies Act.
7.
Audit and Supervisory Board member Keiitsu Chiba possesses considerable knowledge relating to the telecommunications construction business and corporate governance as a result of business experience. Mr. Chiba also has many years of experience as the Company’s fulltime Audit and Supervisory Board member and possesses considerable knowledge relating to finance and accounting.

8.
Audit and Supervisory Board member Kentaro Izaki possesses considerable specialized knowledge as an attorney. The Company has designated Mr. Izaki as an independent officer pursuant to the rules of the Tokyo Stock Exchange and has filed notice of such designation with the Tokyo Stock Exchange.

9.	The following changes regarding the areas of responsibility of directors were made during the fiscal year under review.

Name	Area of Responsibility after Change	Area of Responsibility Before Change	Date of Change
Masayuki Kato	General manager of Community Division and manager of Tokyo Branch	--	June 29, 2017

(2)	Amounts of Director and Audit and Supervisory Board Member Remuneration etc.

Directors	11 persons	¥105,660,000 (including ¥7,350,000 paid to two outside directors)

Audit and Supervisory Board members	4 persons	¥18,150,000 (including ¥14,550,000 paid to two outside members)
Notes
1.	The amount of director remuneration etc. does not include the employee portion in the case of directors who also serve as employees.
2.	The amount of director remuneration etc. includes an officer bonus (¥30,990,000 paid to 8 directors) for the fiscal year under review.
3.
The above amounts of remuneration etc. include remuneration paid to one director and one Audit and Supervisory Board member who resigned as of the conclusion of the 64th Ordinary General Shareholders’ Meeting held on June 29, 2017.

(3)	Matters Relating to Outside Officers

Outside Director: Nobuhiro Chiba

Main activities during the fiscal year under review include attendance at all 14 Board of Directors meetings, indication of valuable matters relating to the Company’s management, and expression of opinions.

Outside Director: Yasuko Maruo

Main activities during the fiscal year under review include attendance at nine of 10 Board of Directors meetings, indication of valuable matters relating to the Company’s management, and expression of opinions.

Outside Audit and Supervisory Board Member: Keiitsu Chiba

Main activities during the fiscal year under review include attendance at 13 of 14 Board of Directors meetings and all 12 Audit and Supervisory Board meetings, indication of valuable matters relating to the Company’s management, and expression of opinions.

Outside Audit and Supervisory Board Member: Kentaro Izaki

Main activities during the fiscal year under review include attendance at all 14 Board of Directors meetings and all 12 Audit and Supervisory Board meetings, indication of valuable matters relating to the Company’s management, and expression of opinions.

4.	Status of Accounting Auditor

(1)	Name of Accounting auditor

Deloitte Touche Tohmatsu LLC

(2)	Amount of Accounting Auditor Remuneration etc.

(i)	Amount of accounting auditor remuneration etc. in the fiscal year under review: ¥35 million

(ii)	Total money and other financial benefit to be paid to the accounting auditor by the Company and its subsidiaries: ¥35 million

Notes
1.
The audit agreement between the Company and the accounting auditor does not distinguish between audit remuneration under the Companies Act and audit remuneration under the Financial Instruments and Exchange Act, and it is impractical to distinguish between these two types of remuneration; therefore, the total of these amounts is recorded as the amount of remuneration paid to the accounting auditor in the fiscal year under review.

2.	Reasons Why the Audit and Supervisory Board Consented to the Remuneration Paid to the Accounting Auditor
The Audit and Supervisory Board determined that the remuneration and other amounts paid to the accounting auditor were appropriate and consented to the remuneration paid to the accounting auditor on the basis of the details of the accounting auditor audit plan and an investigation of the status of work regarding accounting auditing and an estimate of the fees conducted by examining necessary documents submitted by directors, internal divisions, and the accounting auditor and by listening to reports.

(3)	Details of Non-Auditing Services

The Company does not outsource to the accounting auditor any services other than the audit services specified in Article 2, Paragraph 1 of the Certified Public Accountants Act.

(4)	Policy regarding Decisions on Dismissal and Non-Reappointment of the Accounting Auditor

If the Audit and Supervisory Board determines that grounds for dismissal of the accounting auditor pursuant to any item of Article 340, Paragraph 1 of the Companies Act  apply, or determines that it would be difficult for the accounting auditor to properly perform its duties, the Audit and Supervisory Board shall make a decision regarding a proposal for dismissal or non-reappointment of the accounting auditor, and the Board of Directors shall submit such proposal to the General Shareholders’ Meeting pursuant to the Audit and Supervisory Board’s decision.

5.	Systems for Ensuring Appropriate Operations

(1)	Systems for Ensuring that the Performance of Duties by the Company’s Directors and Employees Is in Compliance with Laws, Regulations, and the Articles of Incorporation

(i)
The Company has adopted the TTK Group Conduct Guidelines and TTK Group Code of Conduct governing the corporate activities and social activities of officers (here and hereafter, including directors and Audit and Supervisory Board members) and employees, and requires officers and employees to comply with those guidelines and Code of Conduct.

(ii)
The Company has established an Internal Control System Management Committee as an organization under the direct authority of the president. The Committee establishes, operates, and manages companywide internal control systems and carries out policies to strengthen such internal control systems and the like under the direction of the president. The Committee also reports to the Board of Directors regarding the status of establishment and implementation of internal control systems and works to strengthen corporate governance systems in the TTK Group. The Internal Control System Management Committee is made up of a General Committee and Finance Committee. The General Committee provides direction relating to business controls pursuant to internal rules, detailed rules, and guidelines established by the Company (referred to as the “Rules”), business controls in accordance with workflows, compliance controls conducted by the Compliance Office, and compliance systems.

(iii)
The Company has established a Compliance Office. The Compliance Office formulates the Company’s ethics and compliance rules, plans and carries out periodic compliance training for officers and employees, and takes other measures necessary for the development and operation of appropriate compliance systems.

(iv)
Each office manager, division general manager, and branch manager appoints a compliance leader for each office, division, and branch. The compliance leaders take necessary measures for the development and operation of appropriate compliance systems in each office, division, and branch.

(v)
If an officer or employee discovers that conduct in violation of laws and regulations or the Rules or other inappropriate conduct (referred to as “Unlawful Conduct etc.”) was committed or may have been committed, such officer or employee must immediately report to the Compliance Office through the relevant office, division, or branch compliance leader or directly. The Compliance Office investigates the details of the report, and if a determination is made that Unlawful Conduct etc. was committed or may have been committed as a result of its investigation, the Compliance Office immediately takes corrective and preventive measures as well as measures to prevent reoccurrence.

(vi)
The Company has established an Audit Office. The Audit Office conducts audits of compliance systems in accordance with rules on internal audits and detailed rules on internal audit implementation, which set forth audit implementation plans and methods, and reports the results thereof to the Board of Directors and Audit and Supervisory Board.

(2)	Systems Relating to the Retention and Management of Information Regarding the Performance of Duties by Directors

(i)	The Company retains and manages documents and electronic media (“Documents etc.”) relating to the performance of duties by officers and employees in accordance with its rules on document handling.

(ii)
The rules on document handling specify the retention (retention periods, retention methods, retention sites etc.) management (specification of managing organizations or responsible persons etc.), and disposal (disposal methods etc.) of Documents etc. relating to the performance of duties by officers and employees.

(iii)
In cases where necessary for the performance of duties, officers and the Audit Office may request access to and obtain copies of Documents etc. relating to the performance of duties by officers and employees in accordance with the rules on document handling.

(3)	Rules and Other Systems Relating to Management of the Risk of Losses

(i)	The Company has established basic policies relating to management of the following risks in its Crisis Management Rules.

(a)	The risk of incurring substantial losses from earthquake, typhoon, flooding, accidents, fires, and other disaster;

(b)	The risk of incurring substantial losses from the occurrence of personal injury or facility accidents during the implementation of construction;

(c)	The risk of incurring substantial losses from the unlawful or improper performance of duties by officers and employees; and

(d)	Further to the above, risks that pose a likelihood of causing substantial losses to the Company or substantial harm to trust in the Company.

(ii)
The Company has established a Risk Management Committee (referred to in this Paragraph (3) as the “Committee”) chaired by the president, with the respective managers of each office, division, and business unit as members, and has established a basic policy relating to risk management by the TTK Group. The Committee conducts comprehensive deliberations and makes decisions on measures and the like pursuant to that basic policy.

The heads of the main organizations with responsibility for operations relating to crisis incidents (“Crisis Incident Organization Heads”) direct the implementation of necessary measures and the like to prevent the occurrence of crises, prepare for the occurrence of incidents, and manage crises when crisis incidents occur within the TTK Group.

(iii)
Office and division managers, business unit managers, branch managers, and the presidents of subsidiaries implement necessary measures relating to crisis management within their respective organizations in accordance with the decisions of the Committee and the instructions of Crisis Incident Organization Heads.

(iv)
In cases where there is a risk of losses and the like that could have a substantial impact on the business activities of the TTK group and a determination is made that the situation requires a companywide response, an Emergency Response Headquarters chaired by the president is established within the Committee and appropriate and prompt responses inside and outside the TTK Group are implemented on a companywide basis in order to minimize the losses from the situation, prevent expansion, and otherwise eliminate the situation.

(v)
The Audit Office cooperates with relevant offices and divisions to investigate the status of the Company’s crisis management and the like in close collaboration with Crisis Incident Organization Heads in accordance with the Internal Audit Rules and Internal Audit Implementation Detailed Rules, which set forth audit implementation plans and methods. The Audit Office reports on the results of such investigations to the Board of Directors and the Audit and Supervisory Board.

(4)	Systems for Ensuring the Efficient Execution of Duties by the Company’s Directors

(i)
The Board of Directors meets in principle once each month, makes decisions on important matters relating to basic management policies and the execution of business, oversees the execution of duties by directors, and receives reports from directors on the status of the execution of duties including monthly results.

(ii)
On the basis of the future business environment, the Board of Directors formulates medium-term management plans having the enhancement of corporate value over the medium- to long-term the main element and sets companywide management objectives shared by officers and employees. In addition, the Board of Directors sets performance objectives and budgets for each fiscal term and each business division in accordance with those medium-term management plans. The general manager of the Management Planning Division manages the achievement of performance objectives by each business division and periodically reports on those results to the Board of Directors. The Company strives to raise the efficiency of the performance of duties by promptly creating data on monthly performance and gaining an understanding of business results in a timely manner using management and accounting systems that actively utilize IT.

(iii)
The Company has established rules on the delegation of authority and has clarified the scope of decision-making authority relating to transactional operations, administration payments, personnel matters, and the like in order to ensure efficiency in the performance of duties by directors and employees. In addition, the Company has established job description rules and has clarified work duties and the like within Company organizations and subsidiary organizations.

(iv)
The Company has adopted rules for the management of the Rules in order to systematically develop the Rules and ensure efficiency in the performance of duties. When the Rules are established, revised, or revoked (“Established, Revised, or Revoked”), matters that must be observed by personnel responsible for the administration of such establishment, revision, or revocation are clarified.

(5)	Systems for Ensuring Proper Business Operations by the Group Comprising the Company and its Subsidiaries

(i)
The Company causes its subsidiaries to properly establish and operate systems relating to the retention and management of information regarding the performance duties by their officers and employees in accordance with the particulars of their businesses.

(ii)
The Company causes its subsidiaries to properly establish and operate systems for managing the risk of losses including establishing and complying with risk management rules. Persons responsible for crisis management at the Company’s subsidiaries implement measures necessary for the creation and operation of appropriate crisis management systems within the Company’s subsidiaries in close collaboration with the Company’s Crisis Incident Organization Heads in accordance with the particulars of their businesses.

(iii)	The Company causes the officers and employees of its subsidiaries to act in accordance with the TTK Group Conduct Guidelines and TTK Group Code of Conduct.

(iv)
The Company causes its subsidiaries to establish and operate systems for compliance with laws, regulations, and their articles of incorporation including establishment and compliance with compliance rules.

The Company’s Compliance Office plans and conducts periodic compliance training for the officers and employees of the Company’s subsidiaries and takes other measures necessary for the establishment and operation of appropriate compliance systems within the Company’s subsidiaries.

The Company causes its subsidiaries to appoint compliance leaders. The compliance leaders of the Company’s subsidiaries take measures necessary for the establishment and operation of appropriate client systems within the respective subsidiaries.

(v)
The general manager of the Company’s Management Planning Division and the managers of the Company’s branches manage and conduct operations inspections of the Company’s subsidiaries and receive periodic business reports from subsidiaries in accordance with rules on subsidiary management. In addition, approval is required from the Company’s President and Board of Directors in accordance with the rules on subsidiary management regarding decisions on certain important matters relating to the fundamental management of the Company’s subsidiaries.

(vi)
The Company’s Audit Office conducts audits of the internal control systems of the Company’s systems and systems for collaboration between the Company and its subsidiaries relating to internal controls in close collaboration with personnel responsible for crisis management at each subsidiary, compliance leaders, and other persons with managerial responsibility relating to internal controls.

(vii)
The Company’s Audit and Supervisory Board members establish systems for close collaboration with personnel responsible for crisis management in each organization, compliance leaders, and other persons with managerial responsibility relating to internal controls in order that audits can effectively and properly be carried out throughout the entire TTK Group.

(6)	Matters Relating to Employees in cases Where a Company Audit and Supervisory Board Member Requests the Assignment of Employees to Assist in the Performance of Its Duties

Employees of the Audit Office assist Audit and Supervisory Board members in the performance of their duties. Furthermore, in the case where an Audit and Supervisory Board member requests the assignment of specialized support personnel or otherwise makes a request relating to support personnel, the general manager of the Management Planning Division appoints support personnel from among employees to assist the Audit and Supervisory Board member, complying to the fullest extent with the request from the relevant Audit and Supervisory Board member.

(7)	Matters Relating to Ensuring the Independence of Support Personnel from the Directors and the Effectiveness of Instructions by Audit and Supervisory Board Members to Support Personnel

(i)
The general manager of the Management Planning Division must receive the consent of the Audit and Supervisory Board regarding personnel matters relating to Audit and Supervisory Board member support personnel.

(ii)
Audit and Supervisory Board member support personnel must comply with the instructions of Audit and Supervisory Board members relating to supporting the duties of the Audit and Supervisory Board members and are not subject to instructions from directors, executive officers, or any other person affiliated with business execution divisions.

(8)
Systems for Reporting to the Audit and Supervisory Board by Company Directors and Employees, as well as by Directors, Employees, and Audit and Supervisory Board Members of the Company’s Subsidiaries, and by Persons Who Receive Reports from such Persons, and Other Systems for Reporting to the Company’s Audit and Supervisory Board

(i)
The Company’s directors and employees, as well as the directors, Audit and Supervisory Board members and employees of the Company’s subsidiaries, and persons who receive reports from such persons must immediately report to the Company’s Audit and Supervisory Board or Audit and Supervisory Board members regarding matters that pose a risk of causing substantial losses to the TTK Group, material matters relating to improper conduct or violations of laws and regulations or the articles of incorporation in relation to the execution of duties by the directors and employees of the Company and the Company’s subsidiaries, in addition to other matters which the Company’s Audit and Supervisory Board members require to be reported. In the case where a Company Audit and Supervisory Board members receive such a report, such member shall promptly report to the Audit and Supervisory Board.

(ii)	The Audit Office conducts internal audits regarding matters indicated by the Audit and Supervisory Board and reports the results of its audit to the Audit and Supervisory Board.

(iii)
The manager of the Audit Office reports to the Audit and Supervisory Board in principle once every three months regarding the execution of duties by the Audit Office. In the case where the Compliance Office receives a report via an internal reporting system, the Compliance Office promptly reports the particulars of such report to the Audit and Supervisory Board.

(iv)
If the Company’s directors and employees, as well as the directors, Audit and Supervisory Board members, and employees of the Company’s subsidiaries, and persons who received a report from such persons are requested by a Company Audit and Supervisory Board member to report regarding the execution of duties, such person shall promptly make such report.

(v)	With respect to persons who make the reports specified above, the Company does not engage in any disadvantageous treatment of such persons for having made those reports.

(9)	Other Systems to Ensure the Effective Implementation of Audits by the Company’s Audit and Supervisory Board Members

(i)
The Audit and Supervisory Board holds periodic meetings with the president, executive directors, key employees, and the audit firm that is the Company’s accounting auditor in order to exchange opinions on issues that the Company needs to address, the status of the establishment of an audit environment by Audit and Supervisory Board members, material issues relating to audits, and the like.

(ii)
When Audit and Supervisory Board members request advance payment of expenses arising in relation to the execution of their duties, reimbursement of expenses and the like paid, and repayment of obligations incurred, except in the case where it is established that those expenses and the like are not necessary for the performance of duties by the relevant Audit and Supervisory Board member, the Company promptly pays those expenses.

(iii)	Audit and Supervisory Board members may consult with certified public accountants, attorneys, and other outside professionals when necessary, and the Company pays those expenses.

(10)	Systems to Ensure the Appropriateness of Financial Reports

The Finance Committee of the Internal Control System Management Committee establishes systems to ensure the appropriateness of financial reports including the establishment, revision, and revocation of the Rules relating to accounting, continuously evaluates the systems, and takes corrective action as necessary.

6. Operational Status of Systems for Ensuring the Propriety of Business Operations

(1)	Matters Relating to the Establishment of Internal Control Systems

The Internal Control System Management Committee, which establishes, operates, and manages internal control systems for the entire Group, held meetings five times. The Committee confirms the status of the execution of business operations throughout the Group including subsidiaries and evaluates and provides guidance relating to business controls pursuant to the Rules established by the Company and workflows.

(2)	Matters Relating to Compliance

The Company’s Compliance Office conducts necessary compliance training for Group officers and employees according to the particulars of their work duties, periodically transmits messages relating to compliance, and takes measures to raise awareness of compliance in accordance with the TTK Group Conduct Guidelines.
In addition, the Company established internal reporting desks both inside and outside the Company, and if a report is made, promptly confirms the facts and takes corrective and preventive measures as well as measures to prevent reoccurrence.

(3)	Matters Relating to Risk Management

The Risk Management Committee, which deliberates on measures pursuant to the Group’s fundamental policy on risk management, met two times. Committee verified risks reported by individual organizations and shared information to prevent risk incidents and took measures to prepare for the occurrence of risk incidents.

(4)	Matters Relating to Operation of the Board of Directors

The Company’s Board of Directors comprises 10 directors including two outside directors, and the three Audit and Supervisory Board members including two outside members attend eating’s of the Board of Directors. The Board of Directors holds regular monthly meetings, deliberates on and makes decisions regarding fundamental management policies and important matters relating to the execution of business, receives reports on monthly results and other matters, and oversees the execution of business operations.

(5)	Matters Relating to Management of Subsidiaries

The Company’s Board of Directors deliberates on material matters relating to subsidiaries and carries out effective management of subsidiaries such that subsidiaries can perform appropriate business operations and management in accordance with rules on subsidiary management.

In addition, the Audit Office reports on the results of audits conducted at subsidiaries to the Company’s Board of Directors and other systems are in place to ensure appropriate business operations by the Group as a whole.

(6)	Matters Relating to Audit and Supervisory Board Members

The Company’s Audit and Supervisory Board members attend meetings of the Board of Directors, Management Committee, and other important internal meeting, directly confirm the status of the execution of business operations with the directors, establish systems for monitoring on the day-to-day operational level, and take measures to strengthen and enhance management supervisory functions.

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Note: Monetary amounts (with the exception of net income per share) and numbers of shares reported in this Business Report are rounded down to the nearest specified unit, and other units are rounded to the nearest specified unit.

Consolidated Balance Sheet (As of March 31, 2018)
Unit: Thousand Yen

Item	Amount	Item	Amount
Assets		Liabilities
Current Assets	19,032,059	Current Liabilities	5,936,898
Cash and deposits	5,101,864	Accounts payable for construction	3,960,400
Notes receivable & accounts receivable	64,940	Accounts payable	22,447
Completed construction accounts receivable	9,963,099	Lease obligations	333,922
Uncompleted construction disbursements	2,840,577	Trade payables	720,499
Material inventories & goods	437,654	Unpaid income taxes etc.	333,692
Inventory	13,170	Advances for uncompleted construction	180,412
Deferred tax assets	349,000	Allowances for compensation for completed construction	1,802
Other	266,200	Allowance for construction losses	195,500
Allowance for bad debts	(4,450)	Other	188,220
Fixed Assets	9,926,519	Fixed Liabilities	4,020,274
Tangible fixed assets	5,856,809	Lease obligations	1,245,173
Buildings & structures	2,174,431	Obligations relating to retirement benefits	2,665,280
Equipment & vehicles	260,029	Other	109,821
Land	1,840,484	Total Liabilities	9,957,173
Leased assets	1,401,740	Net Assets
Construction in progress	30,139	Shareholders’ Equity	17,687,397
Other	149,984	Capital stock	2,847,684
Intangible fixed assets	177,511	Capital reserves	2,746,277
Investments & other assets	3,892,198	Retained earnings	12,488,584
Investment securities	3,410,370	Treasury shares	(395,148)
Deferred tax assets	441,359	Other comprehensive income	1,109,908
Other	43,367	Valuation difference on available-for-sale securities	1,283,486
Allowance for bad debts	(2,900)	Cumulative adjustments relating to retirement benefits	(173,577)
Total Assets	28,958,578	Undistributed shareholders’ equity	204,099
		Total Net Assets	19,001,405
		Total Liabilities & Net Assets	28,958,578

Consolidated Statement of Income (April 1, 2017 – March 31, 2018)
Unit: Thousand Yen
Item	Amount
Sales		32,479,965
Cost of goods sold		27,865,774
Gross profit on sales		4,614,190
Selling, general & administrative expenses		3,204,464
Operating income		1,409,726
Non-operating income		137,761
Interest and dividends received	68,849
Other	68,911
Non-operating expenses		27,753
Interest paid	11,354
Loss on the sale of fixed assets	4,886
Other	11,512
Recurring income		1,519,734
Extraordinary losses		29,242
Impairment losses	27,338
Loss on the sale of fixed assets	1,903
Net income before income taxes and adjustments		1,490,492
Income taxes, resident taxes, and enterprise taxes		524,997
Adjustment for income taxes etc.		14,105
Net income		951,389
Undistributed net income attributable to shareholders		15,641
Net income attributable to owners of parent company		935,748

Consolidated Statement of Changes in Shareholders’ Equity
 (April 1, 2017 – March 31, 2018)
Unit: Thousand Yen
	Shareholders’ equity
	Capital Stock	Capital reserves	Retained Earnings	Treasury Stock	Total Shareholders’ Equity
Balance as of April 1, 2017	2,847,684	2,727,775	12,051,881	(392,105)	17,235,234
Changes during the consolidated fiscal year under review
Dividends paid			(499,044)		(499,044)
Net income attributable to owners of parent company			935,748		935,748
Acquisition of treasury shares				(3,042)	(3,042)
Changes in equity in consolidated subsidiaries	18,502				18,502
Changes in items other than shareholders’ equity during the consolidated fiscal year under review (net)
Total changes during the consolidated fiscal year under review	-	18,502	436,703	(3,042)	452,162
Balance as of March 31, 2018	2,847,684	2,746,277	12,488,584	(395,148)	17,687,397
	Accumulated Other Comprehensive Income
	Valuation difference on available-for-sale securities	Accumulated adjustments relating to retirement benefits	Total accumulated other comprehensive income	Minority Interests	Total Net Assets
Balance as of April 1, 2017	1,009,990	(173,281)	836,709	209,394	18,281,338
Changes during the consolidated fiscal year under review
Dividends paid					(499,044)
Net income attributable to owners of parent company					935,748
Acquisition of treasury shares					(3,042)
Changes in equity in consolidated subsidiaries					18,502
Changes in items other than shareholders’ equity during the consolidated fiscal year under review (net)	273,496	(296)	273,199	(5,294)	267,904
Total changes during the consolidated fiscal year under review	273,496	(296)	273,199	(5,294)	720,067
Balance as of March 31, 2018	1,283,486	(173,577)	1,109,908	204,099	19,001,405

Notes to Consolidated Financial Statements

1.	Important Matters Forming the Basis of the Preparation of Consolidated Financial Statements

(1)	Matter Concerning the Scope of Consolidation

Number of Consolidated Subsidiaries: 8

Tobu Denwa Koji Co., Ltd., Hokubu Densetsu Co., Ltd., Morioka Denwa Koji Co., Ltd., Hakko Tsushin Kensetsu Co., Ltd., Senshu Tsushin Kensetsu Co., Ltd., Yamagata Tsushin Koji Co., Ltd., Fukushima Denwa Koji Co., Ltd., and TTK Techno Co., Ltd.

(2)	Matters Concerning Accounting Policies

(i)	Valuation criteria and methods used for significant assets

(a)	Valuation criteria and methods for available-for-sale securities

Other available-for-sale securities

Securities with market values
Fair value basis, based on the market price, etc. on the balance sheet date (with valuation differences stated as a separate component of net assets; cost of securities sold is primarily determined using the moving average method)

Securities without market values	Cost basis, determined using the moving average method

(b)	Valuation criteria and methods used for inventories

Uncompleted construction expenditures	Cost basis based on the specific identification method

Material and supplies	Cost basis (accounting procedure for write-down due to decreased profitability) based on the first-in-first-out method

Goods	Cost basis (accounting procedure for write-down due to decreased profitability) based on the moving average method

(ii)	Depreciation and amortization methods for significant depreciable assets

(a)	Tangible fixed assets (excluding leased assets)

The declining balance method is applied (however, the straight-line method is applied to buildings (excluding building fixtures) acquired on or after April 1, 1998 and building fixtures and structures acquired on or after April 1, 2016).

The main useful lives are 3 to 50 years for buildings and structures, 2 to 17 years for machinery and vehicles, and 2 to 20 years for tools, furniture, and fixtures

(b)	Intangible fixed assets (excluding leased assets)

The straight-line method is applied.

Software used in-house is depreciated using the straight-line method over the in-house useful life (five years).

(c)	Leased assets

Leased assets relating to financing and lease transactions without a transfer of ownership

The straight line method is applied, with the lease term as the useful life and a residual value of zero.

(iii)	Standards for major allowances

(a)	Doubtful accounts

To provide for potential losses on doubtful sales receivables, loans, etc., allowance is made using an amount based on the actual bad debt ratio for normal accounts, and estimated uncollectible amounts based on specific collectability assessments for certain individual receivables such as those with a possibility of default

(b)	Allowance for compensation for completed construction

To provide for potential expenses arising from guarantees against defects, allowance is made using an estimated amount based on past compensation results.

(c)	Reserve for losses on construction contracts

A reserve for losses on construction contracts is provided for estimated losses if the losses are judged inevitable at the current year-end and a reasonable estimation of the amounts of such losses is possible.

(iv)	Other Important Matters Forming the Basis of the Preparation of Consolidated Financial Statements

(a)	Accounting method for retirement benefits

To provide for payment of retirement benefits to employees, the amount of expected retirement benefit obligations at the end of the fiscal year is reported.

When calculating retirement benefit obligations, a benefit formula basis is adopted as the attribution method of the projected retirement benefit obligation until the end of the fiscal year.

Actuarial differences are amortized on a straight‐line basis over certain periods (10 years) within the average remaining years of service of the employees at the time the amounts are generated in each fiscal year, allotted proportionately starting from the year following the respective fiscal year of occurrence.

Prior service costs are charged to income mainly using the straight-line method on the basis of the average remaining service period of the employees.

Unrecognized prior service costs are adjusted for effects and are recorded as adjustments relating to retirement benefits to accumulated other comprehensive income under net assets

(b)	Completed construction balance and standard for valuation of completed construction

When reporting the balance of completed construction, the percentage-of-completion method is applied to construction contracts for construction in the case where construction activity is considered certain to be completed by the end of the current consolidated fiscal year, and the completed-contract method is applied to other construction contracts. Estimates of progress at the end of the consolidated fiscal year for construction to which construction progress criteria are applied are based on the cost proportion method.

(c)	Accounting treatment of consumption tax

Consumption tax and local consumption tax are accounted for using the tax exclusion method.

2.	Notes to the Consolidated Balance Sheet

Accumulated depreciation of tangible fixed assets	4,244,028,000 yen

3.	Notes to the Consolidated Statement of Income

Notes on impairment losses

During the consolidated fiscal year under review, the Group reported impairment losses for the following assets.

Location	Application	Type
Yonezawa City, Yamagata Prefecture	Idle	Land, buildings, and structures

The Group categorizes business assets by location on the basis of management accounting classification, and idle assets are grouped by individual property.

The land, buildings and structures of Yonezawa City are idle assets. Based on individual evaluations, the Company devalued the assets to recoverable value and recorded the extraordinary loss as an impairment loss in the amount of 27,338,000 yen.

The recoverable value is determined on the basis of the net sale price, and land, buildings, and structures are calculated on the basis of the value of adjacent properties and other factors.

4.	Notes to the Consolidated Statement of Changes in Shareholders’ Equity

(1)	Types and total number of shares issued as of the end of the consolidated fiscal year

Common stock (including treasury shares)	21,226,071 shares

(2)	Matters Concerning Dividends

(i)	Dividends paid

Resolution	Share Type	Total Dividend Amount (thousand yen)	Dividend Per Share (yen)	Record Date	Effective Date
June 29, 2017 Ordinary General Shareholders’ Meeting	Common stock	299,442	15	March 31, 2017	June 30 ,2017
November 7, 2017 Board of Directors Meeting	Common stock	199,602	10	September 30, 2017	November 29, 2017
Total		499,044

(ii)	Dividends with a record date in the current consolidated fiscal year and an effective date in the following fiscal year

A proposal was made at the Ordinary General Shareholders’ Meeting on June 28, 2018 with regard to a common stock dividend as set forth below.

(a)	Total dividend amount	498,934,000 yen
(b)	Dividend per share	25 yen
(c)	Record date	March 31, 2018
(d)	Effective date	June 29, 2018

In addition, the Company plans to use retained earnings as the source for payment of the dividend.

5.	Notes on Financial Instruments

(1)	Matters Concerning the Status of Financial Instruments

The Group invests funds primarily in deposits, stocks, and bonds.

The Group takes measures to reduce customer credit risk relating to completed construction income and payments in accordance with the rules on credit management. Available-for-sale securities are principally stocks, and in the case of listed shares, the Group regularly determines the fair value.

Most construction accounts payable, which are operating obligations, are due within two months.

(2)	Matters Concerning the Fair Value of Financial Instruments

The carrying amount of financial instruments reported on the consolidated balance sheet, the fair value, and the difference as of March 31, 2018 (the closing date for the consolidated fiscal year) are as follows.

Unit: Thousand Yen
Amount Reported on Consolidated Balance Sheet*			Fair Value*	Difference
(1)	Cash and deposits	5,101,864	5,101,864	–
(2)	Completed construction accounts receivable	9,963,099	9,963,099	–
(3)	Investment securities and other available-for-sale securities	2,712,550	2,712,550	–
(4)	Construction accounts payable	(3,960,400)	(3,960,400)	–
* Negative values are indicated in parentheses.
Notes
1.	Methods of calculating the fair value of financial instruments
(1) Cash and cash deposits and (2) Completed construction accounts receivable
These items are settled in the short-term and the fair values are almost equal to the book values, and therefore the book values are used.
(3) Investment securities
Market prices are used as the fair values for stocks.
Investment securities are held as available-for-sale securities.
(4) Construction accounts payable
These items are settled in the short-term and the fair values are almost equal to the book values, and therefore the book values are used.
2.
Unlisted securities (395,588,000 yen on the consolidated balance sheet) and equity in investment limited liability companies (302,231,000 yen on the consolidated balance sheet) are excluded from “(3) Investment securities and other available-for-sale securities” due to the fact that it is extremely difficult to determine their fair values since they do not have market prices, and an estimation of cash flows and the like is not possible.

6.	Notes on Per Share Information

Net assets per share: 941.87 yen

Net income per share: 46.88 yen

7.	Notes on Material Subsequent Events

At the Board of Directors meeting held on April 27, 2018, a decision was adopted to carry out a management integration (the “Management Integration”) with MIRAIT Holdings Corporation (“MIRAIT HD”) by means of a share exchange (the “Share Exchange”), which will make MIRAIT HD the wholly-owning parent company and the Company a wholly-owned subsidiary, and the two companies entered into a share exchange agreement (the “Share Exchange Agreement”) on the same day.

(1)	Purposes of the Management Integration

In the telecommunications segment, optical collaboration models in fixed communications are spreading, advances are being made in fourth-generation mobile communication systems (4G) in mobile communications, and services in new frequency bands are being launched. In addition, the business environment is undergoing significant changes such as rising demand for new solutions in the lead-up to the coming full-scale IoT era and the rebuilding of social infrastructure for 2020.

Under these business circumstances, the Company and MIRAIT HD seek to integrate their management as a single corporate group, thereby combining and developing in the field of information communication construction, developing broader and more diverse business, and achieving necessary collaboration in management resources while making use of each company’s respective strengths in each business area, business field, human resources, and the like, enabling the two companies to generate maximum synergy effects.

In addition, based on a belief that the know-how held by the Mirait Group in areas other than information and communication construction can be put to maximum use by the TTK Group in social infrastructure investment and system investment in the Tohoku region, the two companies decided to carry out the Management Integration based on a determination that it will contribute to the permanent growth and development of both companies and the creation of corporate value over the medium to long term.

(2)	Method of the Share Exchange

(i)	Method of the Share Exchange

The Share Exchange will be carried out with MIRAIT HD as the share exchange wholly-owning parent company and the Company as the share exchange wholly-owned subsidiary.

The Share Exchange is premised on approval of the share exchange agreement by the Ordinary General Shareholders’ Meetings of both companies and that approval can be obtained from the relevant authorities. Pursuant to the Share Exchange, MIRAIT HD common stock will be allotted to shareholders of the Company as consideration for the Share Exchange.

(ii)	Details of the allotment ratio of the Share Exchange

	MIRAIT HD (share exchange wholly-owning parent company)	The Company (share exchange wholly-owned subsidiary)
Allotment ratio relating to the Share Exchange	1	0.47
Number of shares to be issued in the Share Exchange	9,789,978 common shares of MIRAIT HD (planned)
Notes
1.	Share allocation ratio
For each share of common stock of the Company, 0.47 shares of common stock of MIRAIT HD will be granted.

2.	Number of shares to be granted under the Share Exchange
At the time of the Share Exchange, when MIRAIT HD acquires all of the Company’s issued shares pursuant to the Share Exchange, MIRAIT HD plans to grant 9,789,978 shares (planned) of the MIRAIT HD common stock to owners of the Company’s shares immediately prior to the acquisition. MIRAIT HD plans to issue new shares from the grant of shares, but it also plans to grant 2,000,000 shares (planned) of treasury stock that it owns as a portion of the grant of shares under the Share Exchange.

3.	Handling of shares less than one trading unit
In conjunction with the Share Exchange, Company shareholders who hold less than one trading unit of MIRAIT HD shares (less than 100 shares) can make use of the systems set forth below. It is not possible to sell shares constituting less than one trading unit on financial instrument exchanges.
(i)	System for sale of shares less than one trading unit (sale of less than 100 shares)
Pursuant to Article 192, Paragraph 1 of the Companies Act, shareholders holding MIRAIT HD shares constituting less than one trading unit may request that MIRAIT HD purchase the shares constituting less than one trading unit that they own.
(ii)	System for additional purchase of shares less than one trading unit (purchase to equal 100 shares)
Pursuant to Article 194, Paragraph 1 of the Companies Act and the MIRAIT HD articles of incorporation, shareholders holding MIRAIT HD shares constituting less than one trading unit, can request the sale of MIRAIT HD common stock such that in combination with the shares constituting less than one trading unit, one trading unit (100 shares) is held, and then purchase those additional shares.

4.	Handling of fractional shares
Pursuant to Article 234 of the Companies Act and other relevant laws and regulations, holders of the Company’s shares who would receive fractional shares of MIRAIT HD stock in conjunction with the Share Exchange shall be given a cash payment according to the fraction of MIRAIT HD shares.

(3)	Effective Date

Effective date of the Share Exchange: October 1, 2018 (planned)

(4)	Schedule for the Share Exchange

Board of Directors meetings approving the Share Exchange (both companies)	April 27, 2018

Share exchange agreement execution date (both companies)	April 27, 2018

Ordinary General Shareholders’ Meeting approving the Share Exchange (MIRAIT HD)	June 26, 2018 (planned)

Ordinary General Shareholders’ Meeting approving the Share Exchange (the Company)	June 28, 2018 (planned)

Final trading date (the Company)	September 25, 2018 (planned)

Delisting date (the Company)	September 26, 2018 (planned)

Share exchange planned date (effective date)	October 1, 2018 (planned)

(5)	Overview of the Wholly-Owning Parent Company

Trade name	MIRAIT Holdings Corporation

Head office location	5-6-36 Toyosu, Koto-ku, Tokyo

Representative	Masatoshi Suzuki, President and Chief Executive Officer

Paid-in capital	7,000 million yen

Business activities
Management control of subsidiaries and Group companies engaging in telecommunications engineering works, electrical works, civil engineering works, and construction works-related business, and business incidental to the foregoing

Balance Sheet (As of March 31, 2018)
Unit: Thousand Yen
Item	Amount	Item	Amount
Assets		Liabilities
Current Assets	15,252,544	Current Liabilities	5,217,630
Cash and deposits	2,075,036	Accounts payable for construction	3,857,558
Notes receivable	11,027	Lease obligations	331,381
Completed construction accounts receivable	9,631,727	Trade payables	674,216
Uncompleted construction disbursements	2,385,512	Unpaid income taxes, etc.	267,546
Material inventories & goods	428,730	Allowances for compensation for completed construction	1,477
Accounts receivable	429,407	Other	85,451
Deferred tax assets	234,866	Fixed Liabilities	3,429,084
Other	120,299	Lease obligations	1,232,340
Allowance for bad debts	(64,063)	Obligations relating to retirement benefits	2,119,694
Fixed Assets	9,621,949	Other	77,050
Tangible fixed assets	5,607,959	Total Liabilities	8,646,714
Buildings & structures	2,061,381	Net Assets
Equipment & vehicles	256,823	Shareholders’ Equity	14,944,292
Tools, furniture & fixtures	137,735	Capital stock	2,847,684
Land	1,733,986	Capital surplus	2,641,867
Leased assets	1,387,892	Capital reserves	2,641,867
Construction in progress	30,139	Retained earnings	9,849,888
Intangible fixed assets	174,048	Revenue reserves	711,921
Investments & other assets	3,839,941	Other comprehensive income	9,137,967
Shares of subsidiaries	3,410,370	Reserve for dividends	756,017
Long-term loans	171,861	Reserve for reduction entries	19,596
Investment securities	302,547	Other reserves	5,832,000
Deferred tax assets	222,296	Retained earnings carried forward	2,530,353
Other	35,764	Treasury stock	(395,148)
Allowance for bad debts	(302,900)	Valuation and translation adjustments	1,283,486
Total assets	24,874,493	Valuation difference on available-for-sale securities	1,283,486
		Total net assets	16,227,778
		Total liabilities / net assets	24,874,493

Statement of Income (April 1, 2017 – March 31, 2018)
Unit: Thousand Yen
Item	Amount
Completed construction		29,976,299
Cost of completed construction		26,070,123
Gross profit on completed construction		3,906,175
Selling, general & administrative expenses		2,757,570
Operating income		1,148,604
Non-operating income		158,253
Interest and dividends received	73,120
Other	85,132
Non-operating expenses		204,965
Personnel expenses for personnel seconded to subsidiaries	42,415
Allowance for doubtful accounts of related companies	136,854
Other	25,695
Recurring income		1,101,892
Extraordinary losses		29,242
Impairment losses	27,338
Loss on the sale of fixed assets	1,903
Net income before income taxes and adjustments		1,072,650
Income taxes, resident taxes, and enterprise taxes	368,670
Adjustment for income taxes, etc.	40,571	409,241
Net income		663,408

Statement of Changes in Shareholders’ Equity (April 1, 2017 – March 31, 2018)
Unit: Thousand Yen
		Shareholders’ Equity
		Capital Surplus		Retained Earnings
	Capital Stock	Capital Reserves	Total Capital Surplus	Legal Reserves
Balance as of April 1, 2017	2,847,684	2,641,867	2,641,867	711,921
Changes during the consolidated fiscal year under review
Drawdown from reserve for reduction entries
Distribution of excess
Net income
Acquisition of treasury shares
Changes in items other than shareholders’ equity during the consolidated fiscal year under review (net)
Total changes during the consolidated fiscal year under review	－	－	－
Balance as of March 31, 2018	2,847,684	2,641,867	2,641,867	711,921

	Shareholders’ Equity
	Retained Earnings
	Other Retained Earnings
	Reserve for dividends	Reserve for reduction entries	Other reserves	Retained earnings carried forward	Total Retained Earnings
Balance as of April 1, 2017	756,017	20,634	5,832,000	2,364,952	9,685,525
Changes during the consolidated fiscal year under review
Drawdown from reserve for reduction entries		(1,038)		1,038	–
Distribution of excess				(499,044)	(499,044)
Net income				663,408	663,408
Acquisition of treasury shares
Changes in items other than shareholders’ equity during the consolidated fiscal year under review (net)
Total changes during the consolidated fiscal year under review	–	(1,038)	–	165,401	164,363
Balance as of March 31, 2018	756,017	19,596	5,832,000	2,530,353	9,849,888

	Shareholders’ Equity		Valuation and translation adjustments
	Treasury stock	Total shareholders’ equity	Unrealized gains on available-for-sale securities	Total valuation and translation adjustments	Total Net Assets
Balance as of April 1, 2017	(392,105)	14,782,971	1,009,990	1,009,990	15,792,961
Changes during the consolidated fiscal year under review
Drawdown from reserve for reduction entries		–			–
Distribution of excess		(499,044)			(499,044)
Net income		663,408			663,408
Acquisition of treasury shares	(3,042)	(3,042)			(3,042)
Changes in items other than shareholders’ equity during the consolidated fiscal year under review (net)			273,496	273,496	273,496
Total changes during the consolidated fiscal year under review	(3,042)	161,320	273,496	273,496	434,817
Balance as of March 31, 2018	(395,148)	14,944,292	1,283,486	1,283,486	16,227,778

Notes to Non-Consolidated Financial Statements

1.	Notes on Major Accounting Policies

(1)	Valuation criteria and methods for significant assets

(i)	Valuation criteria and methods for available-for-sale securities

(a)	Shares of subsidiaries

Cost basis based on the moving average method

(b)	Other available-for-sale securities

Securities with market values
Fair value basis, based on the market price, etc. on the balance sheet date (with valuation differences stated as a separate component of net assets; cost of securities sold determined using the moving average method)

Securities without market values	Cost basis, determined using the moving average method

(ii)	Valuation criteria and methods used for inventories

Uncompleted construction expenditures	Cost basis based on the specific identification method

Raw materials and supplies	Cost basis (accounting procedure for write-down due to decreased profitability) based on the first-in-first-out method

(2)	Depreciation Methods for Fixed Assets

(i)	Tangible fixed assets (excluding leased assets)

The declining balance method is applied (however, the straight-line method is applied to buildings (excluding building fixtures) acquired on or after April 1, 2008 and building fixtures and structures acquired on or after April 1, 2016).

The main useful lives are 3 to 50 years for buildings and structures, 2 to 17 years for machinery and vehicles, and 2 to 20 years for tools, furniture, and fixtures.

(ii)	Intangible fixed assets (excluding leased assets)

The straight-line method is applied.

Software used in-house is depreciated using the straight-line method over the in-house useful life (five years).

(iii)	Leased assets

Leased assets relating to financing and lease transactions without a transfer of ownership

The straight line method is applied, with the lease term as the useful life and a residual value of zero.

(3)	Standards for Allowances

(i)	Doubtful accounts

To provide for potential losses on doubtful sales receivables, loans, etc., allowance is made in an amount based on the actual bad debt ratio for normal accounts, and estimated uncollectible amounts based on specific collectability assessments for certain individual receivables such as those with a possibility of default.

(ii)	Allowance for compensation for completed construction

To provide for potential expenses arising from guarantees against defects, allowance is made using an estimated amount based on past compensation results.

(iii)	Reserve for retirement benefits

To provide for payment of retirement benefits to employees, the amount of expected retirement benefit obligations at the end of the fiscal year is reported.

When calculating retirement benefit obligations, a benefit formula basis is adopted as the attribution method of the projected retirement benefit obligation until the end of the fiscal year.

Actuarial differences are amortized on a straight‐line basis over certain periods (10 years) within the average remaining years of service of the employees at the time the amounts are generated in each fiscal year, allocated proportionately starting from the year following the respective fiscal year of occurrence.

(4)	Income and Expenditure Reporting Standards

Completed construction balance and completed construction valuation reporting standards

When reporting the balance of completed construction, the percentage-of-completion method is applied to construction contracts for construction in the case where construction activity is considered certain to be completed by the end of the current consolidated fiscal year, and the completed-contract method is applied to other construction contracts. Estimates of progress at the end of the consolidated fiscal year for construction to which construction progress criteria are applied are based on the cost proportion method.

(5)	Other Important Matters Forming the Basis of the Preparation of Financial Statements

(i)	Accounting method for retirement benefits

The accounting method for differences in unrecognized actuarial gains and losses differs from the accounting method applied to the consolidated financial statement.

(ii)	Accounting treatment of consumption tax

Consumption tax and local consumption tax are accounted for using the tax exclusion method.

2.	Notes to the Balance Sheet

(1)	Accumulated depreciation of tangible fixed assets:	3,914,507,000 yen

(2)	Monetary claims against, and monetary obligations to, affiliated companies

Short-term monetary claims	294,845,000 yen

Long-term monetary claims	300,000,000 yen

Short-term monetary obligations	711,341,000 yen

3.	Notes to the Statement of Income

(1)	Balances of transactions with affiliated companies

Sales	10,457,000 yen

Revenues	4,905,625,000 yen

Balance of transactions other than sales transactions	28,350,000 yen

(2)	Notes on impairment losses

During the fiscal year under review, the Company reported impairment losses for the following assets.

Location	Application	Type
Yonezawa City, Yamagata Prefecture	Idle	Land, buildings, and structures

The Company categorizes business assets by location on the basis of management accounting classification, and idle assets are grouped by individual property.

The land, buildings and structures in Yonezawa City are idle assets. On the basis of individual evaluations, the Company devalued the assets to recoverable value and recorded the extraordinary loss as an impairment loss in the amount of 27,338,000 yen.

The recoverable value is determined based on the net sale price, and land, buildings, and structures are calculated on the basis of the value of adjacent properties and other factors.

4.	Notes to the Statement of Changes in Shareholders’ Equity

(1)	Types and total number of treasury shares as of the end of the consolidated fiscal year

Common stock	1,268,698 shares

5.	Notes on Tax Effect Accounting

Breakdown of main causes of deferred tax assets and deferred tax liabilities

Deferred tax assets
Unrecognized accrued bonuses	180,989,000 yen
Unrecognized bonus statutory benefits	27,040,000 yen
Accrued business taxes	18,626,000 yen
Unrecognized security valuation losses	73,406,000 yen
Unrecognized retirement benefit reserves	654,839,000 yen
Impairment losses	93,036,000 yen
Allowance for doubtful accounts	110,913,000 yen
Affiliated company share valuation losses	15,290,000 yen
Other	38,191,000 yen
Deferred tax asset subtotal	1,212,334,000 yen
Valuation allowance	(284,860,000 yen)
Deferred tax asset total	927,473,000 yen
Deferred tax liabilities
Other available-for-sale security valuation difference	(461,105,000 yen)
Reserve for reduction entries	(9,204,000 yen)
Deferred tax liability total	(470,310,000 yen)
Net deferred tax assets	457,163,000 yen

6.	Notes on Transactions with Related-Party Subsidiaries, etc.
Unit: Thousand Yen
Category	Name	Voting Rights Ownership	Relationship with Related Party	Details of Transactions	Transaction Amount	Account	Ending Balance
Subsidiary	Hokubu Densetsu Co., Ltd.	83.9%	Subcontracting of certain Company construction work	Outsourcing of some construction work (note 1)	1,747,904	Construction accounts payable	277,431
Subsidiary	TTK Techno Co., Ltd.	100%	Subcontracting of certain Company construction work	Loan of funds (note 2) Collection of loaned funds	300,000 300,000	Long-term loans (note 3) Accounts receivable (note 3)	300,000 273,820
			Loan of funds

Of the above amounts, transaction amounts such as purchase of construction materials do not include consumption taxes and ending balances include consumption taxes.

Transaction terms and policies for determining transaction terms, etc.

Notes

1.	Outsourcing costs are determined based on the total cost at the time of addition and the unit price for each quantity of construction processes.

2.	With regard to the loan of funds, interest rates are reasonably determined taking into account market interest rates.

3.	Allowances for doubtful accounts in 363,063,000 yen are recorded for long-term loans and accounts receivable owed by subsidiaries.

7.	Notes on Per Share Information

Net assets per share: 813.12 yen

Net income per share: 33.24 yen

8.	Notes on Material Subsequent Events

At the Board of Directors meeting held on April 27, 2018, a decision was adopted to carry out a management integration (the “Management Integration") with MIRAIT Holdings Corporation (“MIRAIT HD”) by means of a share exchange (the “Share Exchange”), which will make MIRAIT HD the wholly-owning parent company and the Company a wholly-owned subsidiary, and the two companies entered into a share exchange agreement (the “Share Exchange Agreement”) on the same day.

(1)	Purposes of the Management Integration

In the telecommunications segment, optical collaboration models in fixed communications are spreading, advances are being made in fourth-generation mobile communication systems (4G) in mobile communications, and services in new frequency bands are being launched. In addition, the business environment is undergoing significant changes such as rising demand for new solutions in the lead-up to the coming full-scale IoT era and the rebuilding of social infrastructure for 2020.

Under these business circumstances, the Company and MIRAIT HD seek to integrate their management as a single corporate group, thereby combining and developing in the field of information communication construction, developing broader and more diverse business, and achieving necessary collaboration in management resources while making use of each company’s respective strengths in each business area, business field, human resources, and the like, enabling the two companies to generate maximum synergy effects.

In addition, based on a belief that the know-how held by the Mirait Group in areas other than information and communication construction can be put to maximum use by the TTK Group in social infrastructure investment and system investment in the Tohoku region, the two companies decided to carry out the Management Integration based on a determination that it will contribute to the permanent growth and development of both companies and the creation of corporate value over the medium to long term.

(2)	Method of the Share Exchange

(i)	Method of the Share Exchange

The Share Exchange will be carried out with MIRAIT HD as the share exchange wholly-owning parent company and the Company as the share exchange wholly-owned subsidiary.

The Share Exchange is premised on approval of the share exchange agreement by the Ordinary General Shareholders’ Meetings of both companies and that approval can be obtained from the relevant authorities. Pursuant to the Share Exchange, MIRAIT HD common stock will be allocated to shareholders of the Company as consideration for the Share Exchange.

(ii)	Details of the allotment ratio of the Share Exchange

	MIRAIT HD (share exchange wholly-owning parent company)	The Company (share exchange wholly-owned subsidiary)
Allotment ratio relating to the Share Exchange	1	0.47
Number of shares to be issued for the Share Exchange	9,789,978 common shares of MIRAIT HD (planned)

Notes
1.	Share allocation ratio

For each share of common stock of the Company, 0.47 shares of common stock of MIRAIT HD will be grant.

2.	Number of shares to be granted under the Share Exchange

At the time of the Share Exchange, when MIRAIT HD acquires all of the Company’s issued shares pursuant to the Share Exchange, MIRAIT HD plans to grant 9,789,978 shares (planned) of the MIRAIT HD common stock to owners of the Company’s shares immediately prior to the acquisition. MIRAIT HD plans to issue new shares from the grant of shares, but it also plans to grant 2,000,000 shares (planned) of treasury stock that is owns as a portion of the grant of shares under the Share Exchange.

3.	Handling of shares less than one trading unit

In conjunction with the Share Exchange, Company shareholders who hold less than one trading unit of MIRAIT HD shares (less than 100 shares) can make use of the systems set forth below. It is not possible to sell shares constituting less than one trading unit on financial instrument exchanges.

(i)	System for sale of shares less than one trading unit (sale of less than 100 shares)

Pursuant to Article 192, Paragraph 1 of the Companies Act, shareholders holding MIRAIT HD shares constituting less than one trading unit may request that MIRAIT HD purchase the shares constituting less than one trading unit that they own.

(ii)	System for additional purchase of shares less than one trading unit (purchase to equal 100 shares)

Pursuant to Article 194, Paragraph 1 of the Companies Act and the MIRAIT HD articles of incorporation, shareholders holding MIRAIT HD shares constituting less than one trading unit, can request the sale of MIRAIT HD common stock such that in combination with the shares constituting less than one trading unit, one trading unit (100 shares) is held, and then purchase those additional shares.

4.	Handling of fractional shares

Pursuant to Article 234 of the Companies Act and other relevant laws and regulations, holders of the Company’s shares who would receive fractional shares of MIRAIT HD stock in conjunction with the Share Exchange shall be given a cash payment according to the fraction of MIRAIT HD shares.

(3)	Effective Date

Effective date of the Share Exchange: October 1, 2018 (planned)

(4)	Schedule for the Share Exchange

Board of Directors meetings approving the Share Exchange (both companies)	April 27, 2018

Share Exchange agreement execution date (both companies	April 27, 2018

Ordinary General Shareholders’ Meeting approving the Share Exchange (MIRAIT HD)	June 26, 2018 (planned)

Ordinary General Shareholders’ Meeting approving the Share Exchange (the Company)	June 28, 2018 (planned)

Final trading date (the Company)	September 25, 2018 (planned)

Delisting date (the Company)	September 26, 2018 (planned)

Share exchange planned date (effective date)	October 1, 2018 (planned)

(5)	Overview of the Wholly-Owning Parent Company

Trade name	MIRAIT Holdings Corporation

Head office location	5-6-36 Toyosu, Koto-ku, Tokyo

Representative	Masatoshi Suzuki, President and Chief Executive Officer

Paid-in capital	7,000 million yen

Business activities
Management control of subsidiaries and Group companies engaging in telecommunications engineering works, electrical works, civil engineering works, and construction works-related business, and business incidental to the foregoing

Accounting Auditors’ Audit Report on Consolidated Financial Statements (Excerpt)

Report of Independent Auditors
May 10, 2018

To:	Board of Directors TTK Co., Ltd.

Deloitte Touche Tohmatsu LLC

Designated Partner
Engagement Partner CPA Daisuke Kimura [Seal]
Engagement Partner

Designated Partner
Engagement Partner CPA Takeshi Tamura [Seal]
Engagement Partner

We have audited the accompanying consolidated financial statements, i.e. the consolidated balance sheet, consolidated statement of income, consolidated statement of changes in shareholders’ equity and notes to the consolidated financial statements, of TTK Co., Ltd.for the fiscal year from April 1, 2017 to March 31, 2018 in accordance with Article 444, Paragraph 4 of the Companies Act.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with generally accepted accounting principles in Japan. This includes the development and implementation of internal controls deemed necessary by management for the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Independent Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements on the basis of our audits as independent auditors. We conducted our audits in accordance with generally accepted auditing standards in Japan. Those auditing standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The audit procedures selected and applied depend on our judgment, including the assessment of the risks of material misstatement in the consolidated financial statements, whether due to fraud or error. The purpose of an audit is not to express an opinion on the effectiveness of the Company’s internal controls. However, in performing this risk assessment, we consider internal controls relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate under the circumstances. An audit also includes an evaluation of the appropriateness of accounting policies used, the method of their application, and the reasonableness of accounting estimates made by management, as well as an evaluation of the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Audit Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and the results of operations of the group comprising TTK Co., Ltd.and its consolidated subsidiaries for the period for which the consolidated financial statements were prepared in accordance with generally accepted accounting principles in Japan.

Matters of Special Note

As stated in the Notes on Material Subsequent Events in the Notes to Consolidated Financial Statements, the Company’s Board of Directors adopted a resolution at the meeting held on April 27, 2018 to conduct a share exchange with Mirait Holdings Corporation, whereby Mirait Holdings will become the wholly-owning parent company and the Company will become a wholly-owned subsidiary, and entered into a share exchange agreement on the same day.

This matter does not have any impact on our opinions.

Interests in the Company

Neither our firm nor any of the engagement partners has any interest in the Company as required to be disclosed herein under the provisions of the Certified Public Accountant Act.

Accounting Auditors’ Audit Report on Non-Consolidated Financial Statements (Excerpt)

Report of Independent Auditors
May 10, 2018

To:	Board of Directors TTK Co., Ltd.

Deloitte Touche Tohmatsu LLC

Designated Partner
Engagement Partner CPA Daisuke Kimura [Seal]
Engagement Partner

Designated Partner
Engagement Partner CPA Takeshi Tamura [Seal]
Engagement Partner

We have audited the accompanying non-consolidated financial statements, i.e. the balance sheet, statement of income, statement of changes in shareholders’ equity, and notes to the non-consolidated financial statements as well as the supporting schedules of TTK Co., Ltd.for the 65th fiscal year from April 1, 2017 to March 31, 2018, in accordance with Article 436, Paragraph 2, Item 1 of the Companies Act.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with generally accepted accounting principles in Japan. This includes the development and implementation of internal controls deemed necessary by management for the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Independent Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements on the basis of our audits as independent auditors. We conducted our audits in accordance with auditing standards generally accepted in Japan. Those auditing standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The audit procedures selected and applied depend on our judgment, including the assessment of the risks of material misstatement in the consolidated financial statements, whether due to fraud or error. The purpose of an audit is not to express an opinion on the effectiveness of the Company’s internal controls. However, in performing this risk assessment, we consider internal controls relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate under the circumstances. An audit also includes an evaluation of the appropriateness of accounting policies used, the method of their application, and the reasonableness of accounting estimates made by management, as well as an evaluation of the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Audit Opinion

In our opinion, the non-consolidated financial statements and supporting schedules referred to above, present fairly, in all material respects, the financial position and the results of operations of TTK Co., Ltd.for the period for which the non-consolidated financial statements were prepared in accordance with generally accepted accounting principles in Japan.

Matters of Special Note

As stated in the Notes on Material Subsequent Events in the Notes to Non-Consolidated Financial Statements, the Company’s Board of Directors adopted a resolution at the meeting held on April 27, 2018 to conduct a share exchange with Mirait Holdings Corporation, whereby Mirait Holdings will become the wholly-owning parent company and the Company will become a wholly-owned subsidiary, and entered into a share exchange agreement on the same day.

This matter does not have any impact on our opinions.

Interests in the Company

Neither our firm nor any of the engagement partners has any interest in the Company as required to be disclosed herein under the provisions of the Certified Public Accountant Act.

Audit Report by Audit and Supervisory Board (Excerpt)

Audit Report

The Audit and Supervisory Board, upon deliberation, prepared this audit report regarding the performance of duties of the directors of TTK Co., Ltd.during the 65th fiscal year from April 1, 2017 to March 31, 2018, based on the audit reports prepared by each Audit and Supervisory Board member, and hereby reports as follows.

1.      Auditing Methods Employed by Audit and Supervisory Board Members and the Audit and Supervisory Board and Details of those Methods

(1)     The Audit and Supervisory Board has established an auditing policy and auditing plans, including the assignment of the duties, etc. of each Audit and Supervisory Board member, has received from each Audit and Supervisory Board member reports on the execution of audits and the results thereof and, in addition, has received reports on the performance of their duties from the directors and the accounting auditors and, when necessary, has requested explanations regarding those reports.

(2)     In accordance with the auditing standards for Audit and Supervisory Board members established by the Audit and Supervisory Board and on the basis of the auditing policy and the assignment of duties etc., each Audit and Supervisory Board member has taken steps to facilitate communication with the directors and internal audit organizations as well as other employees and has endeavored to gather information and create an improved environment for auditing. Each Audit and Supervisory Board member has audited in the following manner:

(i)     Each Audit and Supervisory Board member has attended meetings of the Board of Directors and other important meetings, has received from the directors, employees, and other relevant persons reports on the performance of their duties and, when necessary, has requested explanations regarding such reports. In addition, each Audit and Supervisory Board member has inspected important authorizing documents and the like and has examined the business and financial position of the Company at the head office and each major office of the Company. With respect to the subsidiaries of the Company, each Audit and Supervisory Board member has taken steps to facilitate communication with the directors and others of subsidiaries and to share information with them and, when necessary, has received reports from the subsidiaries and investigated subsidiaries.

(ii)    With regard to systems for ensuring that the execution of duties by the directors set forth in the business report complies with laws and regulations and the articles of incorporation and other systems necessary for securing the appropriateness of the business of the corporate group comprising the Company and its subsidiaries (internal control systems), each Audit and Supervisory Board member has received reports on the status of development and operation from directors, employees, and others, and when necessary, has requested explanations and expressed opinions.

(iii)    Each Audit and Supervisory Board member has monitored and verified that the accounting auditor has maintained an independent position and has conducted appropriate audits and has received reports from the accounting auditor regarding the status of execution of duties and when necessary, requested explanations. In addition, Audit and Supervisory Board members have received from the accounting auditor notice to the effect that the systems for ensuring proper performance of duties (matters specified in each item of Article 131 of the Ordinance on Company Accounting) have been established in accordance with the Quality Control Standards for Audits (Business Accounting Council, October 28, 2005) and when necessary, have requested explanations.

Based on the above methods, the Audit and Supervisory Board members examined the business report and supplementary schedules, financial statements (balance sheet, statement of income, statement of changes in shareholders’ equity, and individual notes) and supplementary schedules, and consolidated financial statements (consolidated balance sheet, consolidated statement of income, consolidated statement of changes in shareholders’ equity, and consolidated notes) for the fiscal year under review.

2.	Results of Audit

(1)	Results of Audit of Business Report, etc.

(i)
In our opinion, the business report and the supplementary schedules fairly represent the Company’s condition in conformity with the laws and regulations of Japan as well as the articles of incorporation of the Company.

(ii)
In our opinion, there was no misconduct or material fact constituting a violation of any law or regulation or the articles of incorporation of the Company with respect to the directors’ performance of their duties.

(iii)
In our opinion, the content of the resolutions adopted by the Board of Directors regarding internal control systems is appropriate. Furthermore, we did not find any matter that should be indicated with respect to the directors’ performance of their duties concerning internal control systems.

(2)	Results of Audit of the Non-Consolidated Financial Statements and Supplementary Schedules

In our opinion, the method and results of the audit employed and rendered by Deloitte Touche Tohmatsu LLC, the accounting auditors of the Company, were appropriate.

(3)	Results of Audit of the Consolidated Financial Statements

In our opinion, the method and results of the audit employed and rendered by Deloitte Touche Tohmatsu LLC, the accounting auditors of the Company, were appropriate.

3.	Material Subsequent Events

As stated in the Notes on Material Subsequent Events in the Notes to Consolidated Financial Statements, the Company’s Board of Directors adopted a resolution at the meeting held on April 27, 2018 to conduct a share exchange with Mirait Holdings Corporation whereby Mirait Holdings will become the wholly-owning parent company and the Company will become a wholly-owned subsidiary, and entered into a share exchange agreement on the same day.

May 10, 2018

Audit and Supervisory Board, TTK Co., Ltd

Keiitsu Chiba, Standing Audit and Supervisory Board member (outside member)	[seal]

Kentaro Izaki, Outside Audit and Supervisory Board member	[seal]

Tadasu Sato, Audit and Supervisory Board member	[seal]

Items for Resolution and Reference Material

Proposal No. 1          Dividends of Surplus

TTK realizes that sustaining and enhancing our profitability and competitive power requires us not only to prioritize an appropriate return of profits to our shareholders, but also to prepare in light of the current business environment for possible medium- and long-term capital demands including future business expansion and capital investments, and thus our basic policy on profit allocation is to carefully balance making appropriate shareholder returns with ensuring the necessary internal reserves for maintaining and developing our business.

On the basis of the concept described above, we have carefully examined the status of our internal reserves etc. by comprehensively considering such factors as TTK’s performance for the term under review (65th fiscal term), business plans and performance forecasts going forward, and potential capital demands including medium- and long-term investments. Given that TTK’s performance for the term under review (65th fiscal term) has surpassed our previous forecast, and that an appropriate level of internal reserves has been ensured, even taking into account potential investments and other medium- and long-term capital demands, we are pleased to offer year-end dividends this term of 25 yen per share as part of our measures for returning profits to all shareholders.

Accordingly, the annual dividend for the term under review will be a combined total of 35 yen per share together with the interim dividend of 10 yen per share that has already been paid.

Matters Concerning Year-End Dividends

(1)	Type of dividend assets Cash

(2)	Allocation of dividend property and total amount thereof
Per share of common stock	25 yen
Total	498,934,325 yen

(3)	Effective date of distribution of surplus
June 29, 2018

Proposal No. 2:  Approval of Share Exchange Agreement Between TTK and MIRAIT Holdings Corporation

TTK and MIRAIT Holdings Corporation (“MIRAIT HD”) entered into a share exchange agreement on April 27, 2018 as set forth below in “2. Details of the Share Exchange Agreement” (the “Share Exchange Agreement”) for the purpose of conducting a business integration (the “Business Integration”) through a share exchange which will become effective on October 1, 2018 (the “Share Exchange”).

The reasons for conducting the Share Exchange and the details of the Share Exchange Agreement etc. are as follows.

1.	Reasons for Conducting the Share Exchange

Since its establishment, the TTK group, a corporate group comprising TTK and its group companies (the “TTK Group”), in cooperation with many partners has accumulated a track record of more than 60 years mainly in the areas of design, construction, maintenance, and consulting services for information and telecommunications equipment in the Tohoku region and has built a solid business foundation in all six prefectures of the Tohoku region, under the fundamental management philosophy of utilizing its proven technology and creativity to contribute to the realization of a rich information society in the twenty-first century and seeking higher corporate and shareholder value as a “reliable information and communications engineering company.”

In addition, based on its fifth medium-term management plan (for fiscal years 2017 to 2019), which was released in May 2017, the TTK Group seeks to maximize sales and profits through further productivity improvement and the promotion of operational efficiency in its existing businesses.  Simultaneously, the TTK Group is also working on expanding its business areas by designating the Hikari Collaboration-related business, the environmental civil engineering works business and the electrical works business as its three “new core businesses.”

With regard to information and telecommunications equipment engineering work, which is its traditional core business, the TTK Group has built networks and an extensive track record in all prefectures of the Tohoku region through continued efforts to increase its operational efficiency and technological capabilities, and has also acquired and developed excellent human resources.  At the same time, with respect to the development of new business areas, the TTK Group has been working on expanding its business areas by designating the Hikari Collaboration-related business, the environmental civil engineering works business and the electrical works business as its three “new core businesses,” and exploiting its technology and know-how acquired through information and telecommunications engineering work.  Nevertheless, in light of the fact that the demands and need for social infrastructure investments and system investments are wide-ranging and diverse, quickly acquiring know-how, swiftly developing it into a business model, and establishing business foundations poses a business challenge to the TTK Group.

Meanwhile, the MIRAIT group, a corporate group with MIRAIT HD as its holding company (the “MIRAIT Group”), aims to ensure its continued growth and development as a “comprehensive engineering and services company” in response to the movements of telecommunications carriers and changes in the business environment.  Given this objective, the MIRAIT Group has developed its third medium-term management plan for the four-year period beginning from 2017 (target for 2020:  sales of JPY 340 billion, operating income of JPY 17 billion, ROE of 8% or above), and has been actively engaged in expanding its numerous developing business areas (the frontier domain), including its cloud, stock, Wi-Fi, software, environment and energy and global businesses.

At the same time, the MIRAIT Group has continuously worked on securing competitive advantages in the market and the expansion of its business bases while also promoting profit-oriented business operations, through the improvement of operational efficiency and the resulting increase in orders, the establishment of a productive work system, and the comprehensive strengthening of on-site capabilities.

Under such circumstances, the two groups are striving to expand their businesses and strengthen their operating foundations as “comprehensive engineering and services companies.” The MIRAIT Group possesses a nationwide business foundation as one of the top three information and communications engineering work business operators, and it is also making an aggressive expansion into fields other than information and telecommunications engineering work, including construction work for photovoltaic solar power generation facilities, stock business (such as operation and maintenance), software development, global business with a focus on Asia, and drone businesses.  Meanwhile, the TTK Group is a well-known brand and has competitiveness in the Tohoku region.  The two groups believe that if they seek business integration into a single corporate group and pursue integration and further development in the field of information and telecommunications engineering work, they will be able to take advantage of their respective business areas, business fields, human resources and other strengths to operate diverse businesses in wider areas, combine necessary management resources and maximize the synergy effect.  The two groups also believe that, in the TTK Group’s social infrastructure and systems investments in the Tohoku region, the Business Integration will enable the TTK Group to make the best use of the MIRAIT Group’s know-how in fields other than information and telecommunications engineering work.  These beliefs have led both groups to determine that the Business Integration would contribute to their sustained growth and development as well as to the creation of medium- and long-term corporate value.  Further, in establishing the strong capital relationship necessary for the TTK Group and the MIRAIT Group to integrate into a single corporate group and to conduct the Business Integration as such, the two groups have determined that it would be best to carry out the Business Integration by way of the Share Exchange.  In so deciding, the groups considered various factors such as the fact that MIRAIT HD is a pure holding company and neither a share transfer, under which an additional pure holding company would be established, nor a merger, under which MIRAIT HD and TTK as a business company would be identical companies, would be appropriate, and the necessity for a structure that enables flexible decision-making and expeditious business operations as a corporate group following the Business Integration.  Accordingly, the two groups reached an agreement on April 27, 2018 to carry out the Business Integration under certain conditions.

In carrying out the Business Integration, TTK and MIRAIT HD engaged in careful and productive discussions on the two groups’ relationship thus far, their respective characteristics and strengths, and other effects to be brought about by the Business Integration.  Consequently, with the aim of conducting the Business Integration in a spirit of equality, and of achieving sustained growth and development and creating medium- and long-term corporate value as a single corporate group, the two groups have agreed (i) that MIRAIT HD will respect TTK’s own brand, regionality and initiatives under a unified governance structure for a single corporate group, in light of the TTK Group’s long history of operating and developing in the Tohoku area, as well as its significant contributions to the communities in the Tohoku area through its close contacts with the region mainly through its businesses related to telecommunications equipment-related engineering work; (ii) that MIRAIT HD will position TTK as its directly-controlled business company, with MIRAIT HD and TTK sharing the technology, know-how and information related to their respective business operations as well as other necessary personnel, assets and other resources to the maximum extent possible so as to generate the synergistic effect of the Business Integration; and (iii) that for the time being, TTK’s trade name will be retained as-is. Given also that such a reasonable agreement was achieved that serves the interests of TTK and those of its shareholders, TTK has concluded that the Business Integration is a necessary and appropriate means of ensuring TTK’s sustained development.

We humbly ask that our shareholders understand the purpose of the Business Integration and give their approval.

2.	Details of the Share Exchange Agreement

The details of the share exchange agreement entered into by and between TTK and MIRAIT HD on April 27, 2018 are as follows.

Share Exchange Agreement (copy)

MIRAIT Holdings Corporation (“MIRAIT HD”) and TTK Co., Ltd. (“TTK”) hereby enter into a share exchange agreement (the “Agreement”) as follows on April 27, 2018 (the “Agreement Execution Date”).

Article 1:  The Share Exchange

In accordance with the provisions herein, MIRAIT HD and TTK will carry out a share exchange under which MIRAIT HD will be TTK’s wholly-owning parent company and TTK will be MIRAIT HD’s wholly-owned subsidiary (hereinafter, the “Share Exchange”), and upon the Share Exchange MIRAIT HD will acquire all of the outstanding shares of TTK (not including shares of TTK held by MIRAIT HD; hereinafter the same).

Article 2:  Trade Names and Addresses of Wholly-Owning Parent Company in the Share Exchange and Wholly-Owned Subsidiary in the Share Exchange

MIRAIT HD and TTK’s respective trade names and addresses are as follows.

(1)          MIRAIT HD (Wholly-Owning Parent Company in the Share Exchange)
Trade Name:  MIRAIT Holdings Corporation
Address:  6-36, Toyosu 5-chome, Koto-ku, Tokyo

(2)          TTK (Wholly-Owned Subsidiary in the Share Exchange)
Trade Name:  TTK Co., Ltd.
Address:  2-23, Shintera 1-chome, Wakabayashi-ku, Sendai-shi

Article 3:  Shares to Be Delivered Upon the Share Exchange and Allotment Thereof

1.
Upon the Share Exchange, MIRAIT HD will deliver, to TTK’s shareholders (not including MIRAIT HD; hereinafter the same in this Article) as of the time immediately preceding the time at which it acquires all of the outstanding shares of TTK under the Share Exchange (the “Record Time”), shares of MIRAIT HD’s common stock equivalent in number to 0.47 multiplied by the total number of shares of TTK’s common stock held by each TTK shareholder in exchange for those shares of TTK’s common stock.

2.
Upon the Share Exchange, MIRAIT HD will allot shares of MIRAIT HD’s common stock to each TTK shareholder as of the Record Time at the ratio of 0.47 shares of MIRAIT HD’s common stock for each share of TTK’s common stock held by each TTK shareholder.

3.
If the number of shares of MIRAIT HD’s common stock to be allotted by MIRAIT HD to TTK’s shareholders in accordance with the preceding two paragraphs includes any fraction less than one share, it will be handled by MIRAIT HD in accordance with Article 234 of the Companies Act and other applicable laws and regulations.

Article 4:  MIRAIT HD’s Capital and Capital Reserve Amounts

The amounts of MIRAIT HD’s capital and capital reserves to be increased upon the Share Exchange are as follows.

(1)	Capital amount:	JPY 0
(2)	Capital reserve amount:	An amount to be separately specified by MIRAIT HD in accordance with Article 39 of the Rules of Corporate Accounting
(3)	Amount of profit reserves:	JPY 0

Article 5:  Conditions Precedent

The coming into effect of the Share Exchange shall be subject to the condition that, immediately prior to the Effective Date (as defined in Article 6; hereinafter the same), all of the circumstances in the following items have been met; provided, however, that even if any or all of the following circumstances are not fulfilled as of the Effective Date, MIRAIT HD or TTK can at its own discretion cause the Share Exchange to take effect by waiving such circumstances (except for those specified in Item (1)).

(1)
That the procedures required under laws and regulations for MIRAIT HD and TTK each to carry out the Share Exchange (including, without limitation, resolutions of the General Shareholders’ Meetings specified in Article 7, and obtaining permission and authorization for implementing the Share Exchange) have been completed or taken.

(2)
That there are no effective judgments, decisions, orders, judicial settlements, licenses, permissions, approvals, notifications, administrative guidance, guidelines, or other determinations issued by any court, arbitrator, arbitration tribunal, competent authority, local government, financial instruments exchange, or any other judicial organ, executive agency, or self-regulatory institution that would prohibit or suspend the execution of the Share Exchange.

(3)
That subsequent to the execution of the Agreement, there have been no circumstances which might reasonably be considered likely to have a major negative effect on MIRAIT HD or TTK’s financial position, operating results, cash flow, business, or rights and duties, nor are there any circumstances which would make it difficult to achieve the purpose of the Share Exchange.

Article 6:  Effective Date

The date on which the Share Exchange will come into effect (the “Effective Date”) shall be October 1, 2018; provided, however, that if necessary in the course of the proceedings for the Share Exchange or for any other reasons, MIRAIT HD and TTK can change the Effective Date through mutual consultation and agreement.

Article 7:  Approval of the General Shareholders’ Meeting

1.	MIRAIT HD shall seek approval for this Agreement at the Ordinary General Shareholders’ Meeting scheduled to be held on June 26, 2018 (“MIRAIT HD’s Ordinary General Shareholders’ Meeting”).
2.	TTK shall seek approval for this Agreement at the Ordinary General Shareholders’ Meeting scheduled to be held on June 28, 2018 (“TTK’s Ordinary General Shareholders’ Meeting”).

3.
If necessary in the course of the proceedings for the Share Exchange or for any other reasons, MIRAIT HD and TTK can change the date of MIRAIT HD’s Ordinary General Shareholders’ Meeting or TTK’s Ordinary General Shareholders’ Meeting through mutual consultation and agreement.

Article 8:  Business Management etc.

In the period from the Agreement Execution Date until the Effective Date, MIRAIT HD and TTK shall each conduct their respective business operations and manage their respective assets with the due care of a competent manager within the scope of normal operations so as to enhance their corporate value, and shall also cause their respective subsidiaries to conduct their own business operations and manage their own assets with the due care of a competent manager within the scope of normal operations so as to enhance their corporate value.

Article 9:  Dividends of Surplus

1.
Except for cases prescribed in the following paragraph, from the Agreement Execution Date onward, MIRAIT HD and TTK shall not adopt any resolutions on dividends of surplus having the Effective Date or an earlier date as the record date, nor shall they adopt any resolutions approving a buyback of their own shares having an acquisition date on or prior to the Effective Date (not including a buyback of own shares in a case where either MIRAIT HD or TTK is required to buy back its own shares in accordance with the exercise of its shareholders’ rights pursuant to applicable laws and regulations).

2.
Notwithstanding the provisions of the preceding paragraph, (i) MIRAIT HD can pay dividends of surplus up to a total of JPY 1.8 billion to its shareholders or registered pledgees of shares last registered or otherwise recorded in the latest shareholder register as of March 31, 2018, and up to a total of JPY 1.8 billion to its shareholders or registered pledgees of shares last registered or otherwise recorded in the latest shareholder register as of September 30, 2018, and (ii) TTK can pay dividends of surplus up to a total of JPY 500 million to its shareholders or registered pledgees of shares last registered or otherwise recorded in the latest shareholder register as of March 31, 2018, and up to a total of JPY 200 million to its shareholders or registered pledgees of shares last registered or otherwise recorded in the latest shareholder register as of September 30, 2018; provided, however, that MIRAIT HD and TTK are entitled to change the amounts of the relevant dividends of surplus upon reaching an agreement separately in writing.

Article 10:  Retirement of Own Shares

During the period from the Agreement Execution Date onward until the Effective Date, TTK shall not retire its own shares (including any of its own shares acquired in response to demands for purchase of shares made by its opposing shareholders at the time of the Share Exchange, as prescribed in Article 785, Paragraph 1 of the Companies Act).

Article 11:  Termination

1.	In any of the following cases, MIRAIT HD can immediately terminate this Agreement only prior to the Effective Date upon notifying TTK in writing.

(1)	If all or a portion of the preconditions prescribed in Article 5 have not been met (provided, however, that this does not include cases where the unsatisfied preconditions have been waived).

(2)	If TTK has breached any material duty under this Agreement, thereby making it difficult to achieve the purpose of this Agreement.

2.	In any of the following cases, TTK can immediately terminate this Agreement only prior to the Effective Date upon notifying MIRAIT HD in writing.

(1)	If all or some of the preconditions prescribed in Article 5 have not been met (provided, however, that this does not include cases where the unsatisfied preconditions have been waived).

(2)	If MIRAIT HD has breached any material duty under this Agreement, thereby making it difficult to achieve the purpose of this Agreement.

Article 12:  Changes to or Suspension of the Share Exchange

If, during the period from the Agreement Execution date until the Effective Date, any circumstances arise that significantly impede the execution of the Share Exchange, or it becomes clear that any such circumstances will arise (including without limitation cases where any measures or procedures are taken by the Japan Fair Trade Commission to prevent the Share Exchange, such as a cease and desist order), or if there are any other circumstances that make it difficult to attain the purposes of this Agreement, MIRAIT HD and TTK can, by reaching an agreement through good-faith consultations, change the conditions of the Share Exchange, otherwise alter the specifics of this Agreement, or suspend the Share Exchange.

Article 13:  Effectiveness of this Agreement

This Agreement will cease to be effective in the following cases:  (i) if the approval specified in Article 7, Paragraph 1 is not obtained at MIRAIT HD’s Ordinary General Shareholders’ Meeting; (ii) if the approval specified in Article 7, Paragraph 2 is not obtained at TTK’s Ordinary General Shareholders’ Meeting; (iii) if the approval of the relevant authorities etc. necessary for the execution of the Share Exchange as prescribed by laws and regulations etc. is not obtained (including, without limitation, cases where any notifications to be filed by MIRAIT HD in connection with the Share Exchange under the Antimonopoly Act are not received by the Effective Date, or where the period for measures related to such notifications is not concluded by the Effective Date); (iv) if this Agreement is terminated pursuant to the provisions of Article 11; and (v) if the Share Exchange is suspended under the preceding Article 12.

Article 14:  Governing Law and Jurisdiction

1.	This Agreement shall be governed by and construed in accordance with the laws of Japan.

2.	MIRAIT HD and TTK agree that the Tokyo District Court shall be the exclusive court of first instance for any disputes arise in court in connection with this Agreement.

Article 15:  Consultations

Any matters not set forth in this Agreement or any questions arising from the content of this Agreement shall be resolved through consultations in good faith by MIRAIT HD and TTK.

(The remainder of this page is intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate, and upon placing their respective names and seals thereon each party shall keep one original.

April 27, 2018

MIRAIT HD MIRAIT Holdings Corporation
6-36, Toyosu 5-chome, Koto-ku, Tokyo
Masatoshi Suzuki, President and Chief Executive Officer

TTK TTK Co., Ltd.
2-23, Shintera 1-chome, Wakabayashi-ku, Sendai-shi
Mikio Doi, President and Representative Director

3.	Outline of Matters Set Forth in the Items of Article 184, Paragraph 1 of the Ordinance for Enforcement of the Companies Act (Excluding Item 5 and Item 6)

(1)          Matters Concerning the Appropriateness of the Consideration in the Exchange

①          Matters concerning the appropriateness of the total number or total amount of the consideration in the exchange

(a)          Allotment in the Share Exchange

	MIRAIT HD (wholly-owning parent company in the Share Exchange)	TTK (wholly-owned subsidiary in the Share Exchange)
Allotment ratio in the Share Exchange	1	0.47

(Note 1)	Allotment ratio of shares For each share of the common stock of TTK, 0.47 shares of the common stock of MIRAIT HD will be allotted and delivered.

(Note 2)
Number of shares to be delivered under the Share Exchange
Upon the Share Exchange, MIRAIT HD will allot and deliver 9,789,978 shares (scheduled) of the common stock of MIRAIT HD to shareholders of TTK as of the time immediately before the acquisition by MIRAIT HD of all of the issued and outstanding shares in TTK through the Share Exchange.  While the shares to be delivered are scheduled to be newly issued, MIRAIT HD will use two million treasury shares (scheduled) held by itself as part of the shares allotted in the Share Exchange.

(Note 3)	Treatment of shares constituting less than one unit

The shareholders of TTK who will hold shares constituting less than one unit (less than 100 shares) of the stock of MIRAIT HD upon the Share Exchange will be entitled to use either of the following systems.  Shares constituting less than one unit cannot be sold on any financial instruments exchange market.

(i)
System of purchase for shares constituting less than one unit (sale of less than 100 shares)
A system whereby, pursuant to Article 192, Paragraph 1 of the Companies Act, a holder of shares constituting less than one unit of the stock of MIRAIT HD may request that MIRAIT HD purchase the shares constituting less than one unit held by the holder.

(ii)	System of additional purchase for shares constituting less than one unit (additional purchase to own 100 shares)
A system whereby, pursuant to Article 194, Paragraph 1 of the Companies Act and the articles of incorporation of MIRAIT HD, a holder of shares constituting less than one unit of the stock of MIRAIT HD may demand that MIRAIT HD sell, and the holder may purchase, such number of shares of the common stock of MIRAIT HD which, together with the number of shares constituting less than one unit held by the holder, will constitute one unit (100 shares).

(Note 4)	Treatment of fractions less than one share
If the number of shares allotted to a shareholder of TTK upon the Share Exchange includes a fraction of less than one share of the stock of MIRAIT HD, MIRAIT HD will pay cash to each such shareholder in an amount proportional to the value of such fraction pursuant to Article 234 of the Companies Act and other relevant laws and regulations.

(b)	Basis of the calculation of allotment related to the Share Exchange

(i)	Basis and reason for the calculation of the allotment

For the purpose of ensuring the fairness and appropriateness of the calculation of the allotment ratio that applies to the Share Exchange (the “Share Exchange Ratio”) as described in (1) ① (a) “Allotment in the Share Exchange” above, TTK and MIRAIT HD have decided to respectively and separately request a third-party valuation institution, independent of both companies, to calculate the share exchange ratio.  TTK and MIRAIT HD have appointed Nomura Securities Co., Ltd. (“Nomura Securities”) and Mizuho Securities Co., Ltd. (“Mizuho Securities”) as their respective third-party valuation institutions.

TTK and MIRAIT HD carefully considered the results of the due diligence review of the other party and other aspects, with reference to the calculation results of the share exchange ratio submitted by their respective third-party valuation institutions, and repeatedly conducted mutual negotiations and consultations with comprehensive consideration given to, among other factors, their respective financial conditions, asset status, and future prospects.  As a result, TTK and MIRAIT HD have come to the conclusion that the Share Exchange Ratio is appropriate and will not be detrimental to their respective shareholders’ interests.  Therefore, TTK and MIRAIT HD have resolved, at their respective board of directors’ meetings held on April 27, 2018, to implement the Share Exchange at the Share Exchange Ratio.

Upon the occurrence of any material change to any of the conditions used as the basis of calculation, the Share Exchange Ratio may be subject to change by consultation between the parties.

(ii)	Matters concerning calculation

With the objective of ensuring the fairness and appropriateness of the allotment ratio in the Share Exchange, TTK appointed Nomura Securities, a third-party valuation institution which is independent of TTK and MIRAIT HD.  Nomura Securities is not a related party of either TTK or MIRAIT HD, and has no material interest in either TTK or MIRAIT HD.

Since the stock of MIRAIT HD is listed on a financial instruments exchange and its market price is publicly available, Nomura Securities adopted the average market price analysis in valuing MIRAIT HD (with April 26, 2018 as the Reference Date, the analysis was based on the respective average closing prices of the stock of MIRAIT HD on the First Section of the TSE for the most recent six-month period from October 27, 2017 to the Reference Date; the most recent three-month period from January 29, 2018 to the Reference Date; the most recent one-month period from March 27, 2018 to the Reference Date; the most recent five business days from April 20, 2018 to the Reference Date; and the closing price on the Reference Date).  In addition, Nomura Securities adopted the comparable company analysis because there are several listed companies comparable to MIRAIT HD and an analogical inference of the share value is possible.  Nomura Securities also adopted the discounted cash flow analysis (the “DCF Analysis”) to account for future business operations in the valuation.

Since the stock of TTK is listed on a financial instruments exchange and its market price is publicly available, Nomura Securities adopted the average market price analysis in valuing TTK (with April 26, 2018 as the Reference Date, the analysis was based on the respective average closing prices of the stock of TTK on the Second Section of the TSE for the most recent six-month period from October 27, 2017 to the Reference Date; the most recent three-month period from January 29, 2018 to the Reference Date; the most recent one-month period from March 27, 2018 to the Reference Date; the most recent five business days from April 20, 2018 to the Reference Date; and the closing price on the base date).  In addition, Nomura Securities adopted the comparable company analysis because there are several listed companies comparable to TTK and an analogical inference of the share value is possible.  Nomura Securities also adopted the DCF Analysis to account for future business operations in the valuation.

The table below shows the range of share values per share of MIRAIT HD stock:

Analysis method	Calculation results of share exchange ratio
Average market price analysis	0.36-0.37
Comparable company analysis	0.28-0.37
DCF Analysis	0.40-0.54

In calculating the share exchange ratio above, Nomura Securities used information provided by both companies, public information, and other materials, without any independent verification of the accuracy and completeness of such information, based on the assumption that such information is accurate and complete.  Nomura Securities has not performed any valuation, appraisal or assessment of the assets and liabilities (including contingent liabilities) of both companies and their respective affiliates, including an analysis or valuation of each of such assets or liabilities, nor has it separately requested any third-party institution to make such an appraisal or assessment.  The calculation of the share exchange ratio by Nomura Securities reflects the information available to it and the economic conditions as of April 26, 2018.  Nomura Securities assumed that the financial projections of TTK and MIRAIT HD had been reasonably considered or prepared based on the best projections and judgment then available to the managements of both companies.

The profit plans of TTK and MIRAIT HD that Nomura Securities used as a basis for applying the DCF Analysis do not include any fiscal year in which significant increases or decreases in profits are expected.

By contrast, with the objective of ensuring the fairness and appropriateness of the allotment ratio in the Share Exchange, MIRAIT HD appointed Mizuho Securities, a third-party valuation institution which is independent of TTK and MIRAIT HD.  Mizuho Securities is not a related party of either TTK or MIRAIT HD, and has no material interest in either TTK or MIRAIT HD.

In performing its analysis, Mizuho Securities reviewed the financial information of TTK and MIRAIT HD, in addition to reviewing the terms and conditions of the Share Exchange.  Mizuho Securities used a market stock price analysis, since the stocks of both companies are listed on a financial instruments exchange and their market prices are publicly available.  In addition, since there are multiple listed companies that are comparable to both companies and an analysis of the share value based on comparable companies is possible, Mizuho Securities conducted the comparable company analysis.  Further, the DCF Analysis was used by Mizuho Securities to account for the future business operations of the two companies in the valuation.

The table below shows the calculation results for the range in the number of shares of MIRAIT HD’s common stock to be allotted for each share of TTK’s common stock derived from each of the analysis methods.

Analysis method	Calculation results of share exchange ratio
Market stock price analysis	0.36-0.37
Comparable company analysis	0.21-0.49
DCF Analysis	0.38-0.54

In performing the market stock price analysis, Mizuho Securities set April 26, 2018, as the calculation reference date (the “Reference Date”).  Mizuho Securities then used the price of the stock on the Reference Date and the simple average of the closing prices of the stock for the most recent one-week, one-month, three-month and six-month periods, each ending on the Reference Date.

The profit plans of both companies that Mizuho Securities used as the basis for the DCF Analysis do not include any fiscal years in which significant changes in profits are projected.

In calculating the share exchange ratio, Mizuho Securities relied upon and assumed the accuracy and completeness of all of the financial or other information relating to both companies that was publicly available or was furnished to or discussed with Mizuho Securities by both companies and upon which the calculation of the share exchange ratio is substantially based.  Mizuho Securities did not independently verify (nor assume responsibility or liability for independently verifying) the accuracy or completeness of such information.  The content expressed in Mizuho Securities’ valuation report on the share exchange ratio (the “Mizuho Securities Valuation Report”) could potentially differ if there are matters that would make the information provided to Mizuho Securities or discussed between Mizuho Securities and the companies materially incorrect, or if there is a fact or circumstance which is not disclosed at the time of delivery of the Mizuho Securities Valuation Report, or which occurs subsequent to the delivery of the Mizuho Securities Valuation Report (including facts which potentially existed at the time of delivery of the Mizuho Securities Valuation Report and which are clarified subsequently).  Mizuho Securities assumed that the management of each company was unaware of any fact that would make the information provided to or discussed with Mizuho Securities incomplete or misleading.  In addition, Mizuho Securities did not conduct an independent valuation or appraisal of any assets or liabilities (including derivatives, off-balance sheet assets and liabilities, and other contingent liabilities) or the reserves of either company or its affiliates, and Mizuho Securities was not independently provided with any such valuation or appraisal by a third party, nor did Mizuho Securities make any request to a third party for any such valuation or appraisal.  Mizuho Securities does not assume any obligation to conduct any inspection of the properties or facilities of either company or its affiliates, nor has Mizuho Securities evaluated the capitalization, solvency or fair value of either company or its affiliates under any law relating to bankruptcy, insolvency, or similar matters.

With respect to any information which Mizuho Securities requested in connection with the calculation of the share exchange ratio but was not provided or disclosed to Mizuho Securities by the companies, which was provided or disclosed to Mizuho Securities, but whose impact on the share value of each company is undetermined at present, or which could not otherwise be used by Mizuho Securities as a basis for its evaluation, Mizuho Securities used assumptions it believed to be reasonable and appropriate.  Mizuho Securities did not verify the effect of such assumptions on either company’s future financial condition in the event that such assumptions prove to be materially inaccurate.

With respect to financial forecasts and other forward-looking information provided to Mizuho Securities, Mizuho Securities assumed that such information was reasonably prepared or adjusted by the management of each company on the basis of the best currently available estimates and judgments of the management as to the expected future results of the operations and financial conditions of the companies.  Mizuho Securities relied on the above-mentioned assumptions, financial projections and business forecasts without independent verification of the feasibility of such assumptions, financial projections and business forecasts.  Mizuho Securities expressed no view as to any analyses or forecasts referred to in the Mizuho Securities Valuation Report or the assumptions on which they are based.  Mizuho Securities is not a legal, regulatory, or tax expert, and therefore it relied on the assessments made by advisors to the companies with respect to such issues.  Mizuho Securities further assumed that the Share Exchange will qualify as a tax-free reorganization for Japanese corporate tax purposes.

Mizuho has provided its financial analysis results to MIRAIT HD in response to the request of MIRAIT HD for the sole purpose of assisting the board of directors of MIRAIT HD in determining the Share Exchange Ratio.  Such financial analysis results are not for the purpose of expressing Mizuho Securities’ opinion as to the fairness of the Share Exchange Ratio.

(c)          Prospects and reasons for delisting

Upon the Share Exchange, MIRAIT HD will become the wholly-owning parent company of TTK as of its effective date (October 1, 2018 (scheduled)).  Accordingly, the common stock of TTK, which will become a wholly-owned subsidiary, will be delisted as of September 26, 2018, following the prescribed procedures in accordance with the delisting standards of the Second Section of the TSE (with the final trading date being September 25, 2018).

After the delisting, it will be impossible to trade the common stock of TTK on a financial instruments exchange.  However, the common stock of MIRAIT HD that will be allotted to the shareholders of TTK as of the effective date of the Share Exchange will remain listed on the First Section of the TSE.  Thus, although certain shareholders may only receive an allotment of shares constituting less than one unit, shares constituting one or more units will be tradeable on financial instruments exchanges and share liquidity will continue to be provided.

Although the shareholders of TTK who will hold shares constituting less than one unit of the stock of MIRAIT HD upon the Share Exchange will not be able to trade such shares constituting less than one unit on any financial instruments exchange, each such shareholder may use the system of purchase for shares constituting less than one unit.  Alternatively, by utilizing the system of additional purchase for shares constituting less than one unit, each such shareholder may purchase from MIRAIT HD such number of shares which, together with the number of less-than-one-unit shares held by that shareholder, will constitute one unit.  For details of such treatment, please see (1) ① (a) (Note 3) “Treatment of shares constituting less than one unit” above.  For details of the treatment of any fractions less than one share that may result from the Share Exchange, please see (1) ① (a) (Note 4) “Treatment of fractions less than one share” above.

(d)          Measures to ensure fairness

TTK and MIRAIT HD have implemented the following measures to ensure the fairness of the share exchange ratio in the Share Exchange.

(i)	Acquisition of valuation reports on the share exchange ratio from independent third-party valuation institutions

TTK received, for the interest of its shareholders, a valuation report on the Share Exchange from Nomura Securities, a third-party valuation institution which is independent of TTK and MIRAIT HD.  For an overview of the valuation report, please see (1) ① (b) (ii) “Matters concerning calculation” above.

TTK has not obtained from Nomura Securities an opinion to the effect that the Share Exchange Ratio is fair to the shareholders of TTK from a financial viewpoint (a fairness opinion).

By contrast, MIRAIT HD received, for the interest of its shareholders, a valuation report on the Share Exchange from Mizuho Securities, a third-party valuation institution which is independent of TTK and MIRAIT HD.  For an overview of the valuation report, please see (1) ① (b) (ii) “Matters concerning calculation” above.

MIRAIT HD has not obtained from Mizuho Securities an opinion to the effect that the Share Exchange Ratio is fair to the shareholders of MIRAIT HD from a financial viewpoint (a fairness opinion).

(ii)	Advice from independent law firms

TTK has appointed TMI Associates as its legal adviser and has received their legal advice of TMI Associates regarding the procedures for the Share Exchange, the decision-making methods and process of the board of directors’ meetings, and other issues.  TMI Associates has no material interest in either TTK or MIRAIT HD.

By contrast, MIRAIT HD has appointed Shibata, Suzuki & Nakada, and Anderson Mori & Tomotsune as its legal advisers concerning the Share Exchange and has received their legal advice regarding the procedures for the Share Exchange, the decision-making methods and process of the board of directors’ meetings, and other issues.  Shibata, Suzuki & Nakada, and Anderson Mori & Tomotsune do not have any material interest in either TTK or MIRAIT HD.

(e)	Measures to avoid conflicts of interest

No special measures have been taken because no particular relationship involving conflicts of interest exists between TTK and MIRAIT HD.

②	The reason for selecting the common stock of MIRAIT HD as consideration for the exchange

TTK and MIRAIT HD selected the common stock of MIRAIT HD, which is the wholly-owning parent company in the Share Exchange, as the consideration for the Share Exchange.

The common stock of MIRAIT HD is listed on the TSE, and the opportunity for it to be traded on the TSE subsequent to the Share Exchange has been ensured; in addition, TTK’s shareholders can be expected to enjoy the synergy that will result from the Share Exchange.  For these reasons, it was determined that the above selection would be appropriate.

③	Matters concerning the appropriateness of MIRAIT HD’s capital and capital reserve amounts

The amounts of MIRAIT HD’s capital and capital reserves to be increased upon the Share Exchange are as follows.

・ Capital amount:	JPY 0

・ Capital reserve amount:	An amount to be separately specified by MIRAIT HD in accordance with Article 39 of the Rules of Corporate Accounting

・ Amount of profit reserves:	JPY 0

The above capital and capital reserve amounts are considered appropriate from the perspective of ensuring a flexible capital strategy.

(2)	Matters of Reference Regarding the Consideration for the Exchange

①	Provisions in MIRAIT HD’s articles of incorporation

MIRAIT HD’s articles of incorporation are listed on TTK’s website (https://www.ttk-g.co.jp/ir/) in accordance with laws and regulations and the provisions of Article 16 of TTK’s articles of incorporation.

②	Matters concerning the method of conversion of the consideration for the exchange

(a)	Market on which the consideration for the exchange is traded

The common stock of MIRAIT HD is being traded on the First Section of the TSE.

(b)	Person acting as intermediary, broker, or agency for trading in the consideration for the exchange

The services of intermediary, brokerage, etc. are being provided nationwide by securities companies for the common stock of MIRAIT HD.

(c)	Content of any restrictions on the transfer or other disposition of the consideration for the exchange

N/A.

③	Matters concerning the market price of the consideration for the exchange

The average closing prices of the common stock of MIRAIT HD on the First Section of the TSE during the one-month period and three-month period up to and including the business day immediately preceding the day on which the execution of the Share Exchange Agreement was publicly announced (April 27, 2018) are JPY 1,699 and JPY 1,666, respectively.

④	Content of the balance sheet of MIRAIT HD pertaining to each business year the last day of which arrived in the past five years

Since MIRAIT HD has submitted an annual securities report pursuant to Article 24, Paragraph 1 of the Financial Instruments and Exchange Act for each business year, this information is omitted.

(3)	Matters Concerning the Appropriateness of the Provisions for Share Options Pertaining to the Share Exchange

TTK, which will become a wholly-owned subsidiary through the Share Exchange, has not issued any share options or bonds with share options, and therefore this does not apply.

(4)	Matters Concerning Financial Statements

①	Content of financial statements pertaining to MIRAIT HD’s most recent business year

The content of financial statements etc. pertaining to MIRAIT HD’s most recent business year (from April 1, 2017 to March 31, 2018) is set forth on TTK’s website (https://www.ttk-g.co.jp/ir/) in accordance with laws and regulations and the provisions of Article 16 of TTK’s articles of incorporation.

②	Disposition of material assets etc. after the last day of the most recent business year by the companies involved in the Share Exchange

(a)	TTK

N/A.

(b)	MIRAIT HD

MIRAIT HD disposed of its own shares via third-party allotment pursuant to a resolution at a meeting of the board of directors held on April 27, 2018 (the “Disposition of Own Shares”).  The Disposition of Own Shares involved conducting a share exchange between MIRAIT Corporation (which is a wholly-owned subsidiary of MIRAIT HD) and Nissetsu Co., Ltd. (a subsidiary of the same company) having the common stock of MIRAIT HD as the consideration, for the purpose of making MIRAIT Corporation the wholly-owning parent company in the Share Exchange and making Nissetsu Co., Ltd. the wholly-owned subsidiary in the Share Exchange.

End